     As filed with the Securities and Exchange Commission on April 3, 2000
                                                      Registration No. 333-91819
================================================================================
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT NO. 1

                                    To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------

                          MindArrow Systems, Inc.

                     (formerly eCommercial.com, Inc.)
               (Exact name of registrant as specified in charter)
                                ---------------

             Delaware                               7372                            77-0511097
   (State or other jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
 of incorporation or organization)      Classification Code Number)            Identification No.)

                         101 Enterprise, Suite 340
                         Aliso Viejo, California 92656
                                 (949) 916-8705
   (Address, including ZIP code and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                               Michael R. Friedl
                            Chief Financial Officer

                          MindArrow Systems, Inc.

                         101 Enterprise, Suite 340
                             Aliso Viejo, CA 92656
                            Telephone (949) 916-8705
           (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)
                                   Copies to:
                          Attention: Kevin Coyle, Esq.
                        Gray Cary Ware & Freidenrich LLP

                       400 Capitol Mall, Suite 2400
                              Sacramento, CA 95814
                           Telephone: (916) 930-3240
                                ---------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
================================================================================

                                         Proposed       Proposed
 Title of each class of     Amount       maximum        maximum      Amount of
    securities to be        to be     offering price   aggregate    registration
       registered         registered     per unit    offering price     fee
--------------------------------------------------------------------------------
Common Stock, par value
 $.001 per share.......   2,650,782         --        $ 99,086,231    $22,406
================================================================================

   The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the closing price reported by the Over-the-Counter Bulletin Board market for the common stock on March 30, 2000, based upon the last trade of such shares which was $37.38 per share.
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                ---------------
   These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 3, 2000

PROSPECTUS

                     2,650,782 Shares of Common Stock

                          MindArrow Systems, Inc.

  This prospectus covers our registration for possible resale of 2,160,014 shares of our common stock which are issuable upon (i) conversion of shares of Series B preferred stock into shares of our common stock, or (ii) exercise of certain warrants issued in connection with our private offering of Series B preferred stock. We are also registering for resale 15,000 shares of common stock issuable upon exercise of a warrant granted to a customer and 475,768 shares of currently issued and outstanding common stock issued in a prior private placement. All proceeds from sale of the shares will be received by the selling stockholders and not by us.

  We are not currently a reporting company as defined in Section 12(g) of the Securities Exchange Act of 1934. We intend to file a Form 10 to become a reporting company under the Securities Exchange Act of 1934.

  The selling stockholders may sell up to 2,650,782 shares from time to time in the open market or otherwise at prevailing market prices.

  Our common stock is traded on the Over-the-Counter Bulletin Board market under the symbol "ECRL". On March 31, 2000, the last reported sale price of our common stock was $40 per share. Effective April 4, 2000, our stock trading symbol will change to "ARRW".

  We will bear substantially all expenses of registration of the shares under federal and state securities laws. We have also agreed to indemnify the selling stockholders against liabilities under the Securities Act of 1933. See "Selling Stockholders" and "Plan of Distribution."

                                  -----------

           Investing in the shares involves a high degree of risk.

                   See "Risk Factors" beginning on page 4.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is     , 2000.

   You should rely only on the information contained in this prospectus. We and the selling stockholders have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. In this prospectus, "MindArrow," "we," "us" and "our" refer to MindArrow Systems, Inc. and its subsidiary.

                               TABLE OF CONTENTS

Summary...................................................................    1
Risk Factors..............................................................    4
Use of Proceeds...........................................................   11
Dividends.................................................................   11
Capitalization............................................................   12
Dilution..................................................................   12
Plan of Distribution......................................................   12
Selected Financial Data...................................................   13
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   14
Business..................................................................   17
Management................................................................   26
Certain Transactions and Relationships....................................   32
Market for Common Stock...................................................   32
Significant Stockholders..................................................   33
Selling Security Holders..................................................   34
Description of Securities.................................................   40
Legal Matters.............................................................   44
Experts...................................................................   44
Where You Can Find More Information.......................................   44
Financial Statements......................................................  F-1

   We have applied for trademark registration for eCommercial(TM) and Virtual Prospector(TM). This prospectus also contains trademarks of other companies.

                                    SUMMARY

   This summary may not contain all of the information that is important to you in making a decision of whether or not to invest. To fully understand us and this offering, you should read the entire prospectus. Most importantly, you should read the "Risk Factors" beginning on page 4.

                                  The Company







   MindArrow Systems, Inc. provides proprietary interactive sales and marketing automation or SMA systems designed to enhance customer relationships. Our one-to-one Virtual Prospector(TM) systems are designed to enable our clients to increase sales by significantly improving their sales and marketing response rates, at a lower cost, while enhancing the relationships they have with their customers. Our one-to-many Internet Relationship Marketing systems are designed to enable our clients to improve the effectiveness of their marketing campaigns that are targeted to larger groups. Our interactive SMA systems include the following characteristics:

   Rich eCommercial(TM) technology. Our proprietary technology enables our clients to deliver a "website" to their customers via email. In this context, "rich" means highly compressed multimedia files that combine high quality audio and video, graphics, animation, chat, hypertext links, and telecommunication links.

   eCommercials typically generate very high response rates because:

  . the recipient is not required to be connected to the Internet when viewing;

  . the recipient is not required to have a high speed or "broadband"
    Internet connection; and

  . the recipient is not required to install any other software to view the eCommercial.

   Activity tracking, reporting and analysis. Our systems offer technology that allows for activity tracking and reporting which automatically tracks:

  .the email address of the initial recipient of the eCommercial;

  .whether the initial recipient forwarded the eCommercial to others; and

  .the content reviewed by each recipient, including referrals.

   This information allows our clients to accurately measure the interest and attention generated by their sales and marketing efforts, including the so-called viral or "pass-along" impact of their content.

   Web-based technology. Our Virtual Prospector system is accessible via any Internet browser and is easy to use, which enables rapid wide-scale deployment. Our software systems are offered from offsite computer operations centers on what is known as an Application Service Provider or ASP basis and larger clients can license our systems and deploy our technology at their locations.

   Immediate customer-initiated feedback. Our systems are designed to generate immediate feedback using embedded telecommunication links that allow recipients to respond via links to our clients websites.

   We expect to generate revenue by:

  .licensing our SMA systems to large companies seeking an enterprise solution;

  .charging small and medium-sized businesses on a per-item basis for delivery and tracking;

  .sharing revenue with our clients based on the effectiveness of their sales and marketing efforts; and

  .providing related consulting, implementation, content production and maintenance services.

   We market our systems through our direct sales force and indirectly through third-party resellers and strategic partners. Our clients include Oracle Corporation, Hewlett-Packard, Lockheed Martin, Bank of New York, AMFMi (Clear Channel Communications), BMG, and Warner Bros.

   We also intend to aggressively commercialize our proprietary technology into areas other than the SMA industry. We believe our eCommercial technology offers a compelling platform for streaming technologies that require users to connect to content broadcast over the Internet. In addition, we believe our network configuration architecture can enhance the performance of content delivery over the Internet, and our proprietary compression algorithms may have multiple applications in content delivery.

Company Strategy

   We intend to create significant shareholder value by becoming a leading provider of interactive SMA systems to companies seeking to enhance their customer relationships, and by successfully commercializing our proprietary technology in non-SMA industries. The principal elements of our strategy include:

   Market leadership adoption across critical industries. By offering what we believe is a compelling value proposition, we intend to win the adoption of the market-leading companies across several critical industries, including the information technology and telecommunication, financial services, pharmaceutical, media and entertainment, travel, e-commerce, industrial product and public sector industries.

   Increase market penetration by strategic partnerships. We intend to quickly increase our market penetration through partnerships with companies that enable us to extend and strengthen our sales presence, including value-added resellers, database management and analytical customer relationship firms, information technology firms, advertising agencies, and companies focused on providing robust solutions to the small and medium-sized business market.

   Expanding our business into global markets. Because we believe that significant commercial opportunities exist outside of the United States, we intend to rapidly expand our business to promising global markets, principally through the adoption of our systems and technology by dominant international companies and Value-Added Resellers, and by partnering with market-leading local firms.

   Partnering to commercialize non-SMA technology applications. We intend to commercialize our technology in other industries by partnering with market-leading firms in those industries where our technology provides a compelling application.

Additional Information

   Our business was founded in March 1999 and was incorporated as eCommercial.com, Inc., a California corporation on April 9, 1999. On April 19, 1999, we merged into Wireless Netcom, Inc., a pre-existing Nevada corporation. On March 31, 2000, we reincorporated as a Delaware corporation and changed our name to MindArrow Systems, Inc. Our common stock began trading in the Over-the-Counter Bulletin Board market under the symbol "ECRL" on April 29, 1999. Effective April 4, 2000, our common stock will trade under the symbol "ARRW".

   Our main office is located at 101 Enterprise, Suite 340, Aliso Viejo, California 92656 and our telephone number is (949) 916-8705. Our email address is info@mindarrow.com and our website is located at www.mindarrow.com.

                                  The Offering

   The shares offered in this offering are (i) issuable upon conversion of shares of Series B preferred stock into shares of our common stock or exercise of warrants issued to a customer or issued in connection with our private offering of Series B preferred stock or (ii) shares of common stock issued in a prior private placement.

 Common stock outstanding prior to this offering..  9,692,295 shares
 Common stock issuable on conversion of Series B
  preferred(1)....................................  1,513,073 shares
 Common stock issuable on exercise of
  warrants(2).....................................    661,941 shares
 Common stock outstanding after conversion and
  exercise........................................ 11,867,309 shares
 Use of Proceeds.................................. We will not receive any of the proceeds of the sale of
                                                   the shares.
 Risk Factors..................................... This offering involves a high degree of risk.
                                                   See "Risk Factors"beginning
                                                   on page 4.

   The number of shares that will be outstanding after this offering is based on the number of shares outstanding on February 29, 2000 and excludes 3,000,000 shares of common stock reserved for issuance under the 1999 Stock Option Plan, and 14,586 shares reserved for issuance upon the exercise of outstanding warrants not included above.
--------

(1) Includes 125,000 shares related to shares of Series B preferred that are issuable upon exercise of an option.

(2) Includes 12,500 shares related to warrants that are issuable upon exercise of an option.

                         Summary Financial Information

   The following summary financial data should be read together with our financial statements and the notes thereto included elsewhere in this prospectus. The statement of operations data for the periods ending
September 30, 1999 and December 31, 1999 and the balance sheet data as of September 30, 1999 and December 31, 1999 are derived from, and are qualified by reference to, our financial statements included elsewhere in this prospectus.

                                                               Cumulative from
                           For the period                         inception
                           from inception      For the Three   (March 26, 1999)
                         (March 26, 1999) to   Months Ended    to December 31,
                         September 30, 1999  December 31, 1999       1999
                         ------------------- ----------------- ----------------
                                                (unaudited)      (unaudited)
Statement of Operations
 Data
Revenues................     $     6,250        $    29,390      $    35,640
Interest income.........          24,274             52,269           76,543
Total costs and
 expenses...............       2,315,070          2,060,447        4,375,517
                             -----------        -----------      -----------
Net loss................     $(2,284,546)       $(1,978,788)     $(4,263,334)
                             ===========        ===========      ===========
Net loss per common
 share outstanding......     $     (0.26)       $     (0.21)     $     (0.47)
                             ===========        ===========      ===========
Weighted average common
 shares outstanding.....       8,751,760          9,556,737        9,016,188
                             ===========        ===========      ===========

                                            September 30, 1999 December 31, 1999
                                            ------------------ -----------------
                                                                  (unaudited)
Balance Sheet Data
Current assets.............................     $4,894,143        $4,913,876
Working capital............................      2,351,053         2,319,699
Total assets...............................      6,886,141         7,471,732
Total liabilities..........................      2,543,090         2,594,177
Stockholders' equity.......................      4,343,051         4,877,555

                                  RISK FACTORS

   The purchase of our common stock involves substantial investment risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our common stock. This prospectus contains "forward-looking statements" that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management as well as third parties are forward-looking statements. When used in this prospectus, the words "anticipate," "intend," "estimate," "expect," "project," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations are described below and elsewhere in this prospectus.

Our limited operating history makes evaluation of our business difficult

   Our business was formed as eCommercial.com in March 1999 and we were a development-stage company through December 31, 1999. In January 2000, significant principal operations commenced. Accordingly, we have a limited operating history on which to base our evaluation of current business and prospects. Our short operating history makes it difficult to predict future results, and there are no assurances that our revenues will increase, or that we will achieve or maintain profitability or generate sufficient cash from operations in future periods.

   Our ability to achieve and sustain profitability would be adversely impacted by our failure to do any of the following:

  . effectively market and sell our services;

  . develop new and maintain existing relationships with clients;

  . continue to develop and upgrade our technology and network infrastructure;

  . respond to competitive developments;

  . introduce enhancements to our existing products and services to address new technologies and standards; and

  . attract, retain and motivate qualified personnel. Our operating results are also dependent on factors outside of our control, such as strength of competition and the growth of the market for our services. There is no assurance that we will be successful in addressing these risks, and failure to do so could have a material adverse effect on our financial performance.

   We expect to incur significant losses for the foreseeable future, and if we are unable to generate sufficient cash flow or raise the capital necessary to allow us to continue to meet all of our obligations as they come due, our business could suffer.

Our future revenues are not predictable, and our results could vary significantly

   Because of our limited operating history and the emerging nature of our markets, we are unable to reliably forecast our revenues. We plan to substantially increase our operating expenses in order to:

  . expand our sales and distribution network;

  . fund increased sales and marketing activities; and

  . develop and upgrade our technology. Our expected expense levels are based, in part, on planned revenues and our ability to raise additional funding. If we are unsuccessful in generating significant revenues or raising additional funds, we may be unable to adjust spending in time to compensate for a shortfall or we may have to forego potential revenue generating activities, either of which could hurt our financial performance.

   Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors. These factors include:

  . the demand for our services;

  . the addition or loss of individual clients;

  . the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

  .the introduction of new products or services by us or our competitors; and

  . general economic conditions and economic conditions specific to the Internet, such as electronic commerce and online media.

   Any one of these factors could cause our revenues and operating results to vary significantly. In addition, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could significantly hurt our operating results in a given period.

   Due to all of the foregoing factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, it is possible that our operating results in one or more quarters will fail to meet the expectations of securities analysts or investors. In such event, the market price of our common stock could drop.

Possible need for additional financing

   The capital requirements associated with developing our network and corporate infrastructure have been and will continue to be significant. We have been substantially dependent on the private placements of our equity securities to fund such requirements. These private placements have raised approximately $22 million in gross proceeds. We anticipate that our existing capital resources and private placements will be sufficient to satisfy our contemplated cash requirements for at least twelve months following the consummation of this offering. Although we believe our assumptions to be reasonable, we lack the operating history of a more seasoned company and there can be no assurance that our forecasts will prove accurate. In the event that our plans change, our assumptions change or prove inaccurate, or if future private placements, other capital resources and projected cash flow otherwise prove to be insufficient to fund operations, we could be required to seek additional financing sooner than currently anticipated. We have no current arrangements with respect to sources of additional financing if and when needed, or that, if available, such additional financing would be on terms acceptable to us. To the extent that any such financing involves the sale of our equity securities, the interests of our shareholders could be substantially diluted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

We are not sure if the market will accept our systems

   Our ability to succeed will depend on the following, none of which can be assured:

  . our marketing and sales efforts;

  . market acceptance of our current and future offerings;

  . the reliability of our networks and services; and

  . the extent to which end users are able to receive eCommercials at tolerable download speeds.

   We operate in a market that is at a very early stage of development, is rapidly evolving, and is characterized by an increasing number of competitors and risk surrounding market acceptance of new technologies and services. Potential customers must accept eCommercials as a viable alternative to traditional commercial advertising. Because this market is so new, it is difficult to predict its size and growth rate. If the market fails to develop as we expect, our growth will be slower than expected.

   Our success also depends on the market acceptance of our technology. For example, congestion over the Internet may interrupt eCommercial broadcasts, resulting in unsatisfying user experiences. Some users may block reception of large files, including email attachments and executable files, which are necessary to receive an eCommercial. Widespread adoption of eCommercial technology depends on overcoming these obstacles, improving audio and video quality and educating clients and users. If our technology fails to achieve broad commercial acceptance, our growth will be slower than expected.


If we are unable to manage or sustain our growth our operating results could be impaired

   We anticipate that we will be required to rapidly expand our operations in the near future to address market opportunities. Such growth, if it occurs, will place a significant strain on our managerial, operational and financial resources and systems. To manage this growth, we must implement, improve and effectively utilize operational, management, marketing and financial systems, and train and manage our employees. There can be no assurance that we will be able to manage effectively the expansion of operations or that our personnel, systems, procedures and controls will be adequate to support operations. Any failure to manage our growth effectively could hurt our financial performance.


Network and system failures could adversely impact our business

   The performance, reliability and availability of our websites and network infrastructure is critical to our reputation and ability to attract and retain clients. Our systems and operations are vulnerable to damage or interruption from earthquake, fire, flood, power loss, telecommunications failure, Internet breakdowns, break-ins, tornadoes and similar events. We carry business interruption insurance to compensate for losses that may occur, but insurance is not guaranteed to remove all risk of loss. Services based on sophisticated software and computer systems often encounter development delays and the underlying software may contain errors that could cause system failures. Any system failure that causes an interruption could result in a loss of clients and could reduce the attractiveness of our services.

   We are also dependent upon web browsers, Internet service providers and online service providers to provide Internet users access to our clients, users and web sites. Users may experience difficulties due to system failures or delays unrelated to our systems. These difficulties may hurt audio and video quality or result in intermittent interruptions in broadcasting and thereby slow our growth.

Circumvention of our security measures and viruses could disrupt our business

   Despite the implementation of security measures, our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Anyone who is able to circumvent security measures could steal proprietary information or cause interruptions in our operations. Service providers have occasionally experienced interruptions in service as a result of the accidental actions of users or intentional actions of hackers. We may have to spend significant capital to protect against security breaches or to fix problems caused by such breaches. Although we have implemented security measures, there can be no assurance that such measures will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users, which could hurt our business.

Our dependence on short-term contracts could make future revenues volatile

   Although future clients may enter into multi-year agreements, all of our current revenues are derived from contracts with less than three months duration. Consequently, our clients can stop using our systems quickly and without penalty, thereby increasing our exposure to competitive pressures. There can be no assurance that current clients will continue to be clients, or that we will be able to attract new clients.

We need to be scalable in the number of users we serve

   Our success depends on our ability to deliver and track a large of number of eCommercials. At our current capacity, we can deliver and track approximately two million eCommercials per week. If demand for our services exceeds capacity, we may not be able to add to our extensive network capability quickly enough to serve clients.

We depend on continued growth in use of the Internet

   Rapid growth in use of the Internet is a recent phenomenon and there can be no assurance that use of the Internet will continue to grow or that a sufficient base of users will emerge to support our business. The Internet may not be accepted as a viable medium for broadcasting advertising, for a number of reasons, including:

  . potentially inadequate development of the necessary infrastructure;

  . inadequate development of enabling technologies;

  . lack of acceptance of the Internet as a medium for distributing rich media advertising; and

  . inadequate commercial support for Web-based advertising.

To the extent that Internet use continues to increase, there can be no assurance that the Internet infrastructure will be able to support the demands placed upon it, and especially the demands of delivering high-quality video content.

   Furthermore, user experiences on the Internet are affected by access speed. There is no assurance that broadband access technologies will become widely adopted. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. Our business could suffer if use of the Internet grows more slowly than expected, or if the Internet infrastructure does not effectively support the growth that does occur.

If we do not respond to technological change, we could lose or fail to develop customers

   The development of our eCommercial business entails significant technical and business risks. To remain competitive, we must continue to enhance and improve the functionality and features of our technology. The Internet and the e-commerce industry are characterized by:

  . rapid technological change;

  . changes in client requirements and preferences;

  . frequent new product and service introductions embodying new technologies; and

  . the emergence of new industry standards and practices.

   The evolving nature of the Internet could render our existing systems obsolete. Our success will depend, in part, on our ability to:

  . develop and enhance technologies useful in our business;

  . develop new services and technology that address the increasingly sophisticated and varied needs of our current and prospective clients; and

  . adapt to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner.

   Future advances in technology may not be beneficial to, or compatible with, our business. Furthermore, we may not use new technologies effectively or adapt our systems to client requirements or emerging industry standards on a timely basis. Our ability to remain technologically competitive may require substantial expenditures and lead time. If we are unable to adapt to changing market conditions or user requirements in a timely manner, we will lose clients.

We depend on the efforts of key managerial and technical people

   Our continued growth and development is dependent upon our ability to retain and motivate our key employees, including Thomas Blakeley, our Chief Executive Officer, and Eric McAfee, our Executive Vice President. Competition for top people is intense and there can be no assurance that we will be able to retain our key management and technical employees or that we will be able to attract or retain additional qualified technical personnel and management in the future. We do not currently maintain key person life insurance on any member of our management team. If we are unsuccessful in hiring and keeping key people, our business will suffer.

We could face liability for Internet content

   As a distributor of Internet content, we face potential liability for negligence, copyright, patent or trademark infringement, defamation, indecency and other claims based on the content of our broadcasts. Such claims have been brought, and sometimes successfully pressed, against Internet content distributors. Our general liability insurance may not be adequate to indemnify us for all liability that may be imposed. Although we generally require our clients to indemnify us for such liability, such indemnification may be inadequate. Any imposition of liability that is not covered by insurance or by an indemnification by a client could harm our business.

Our operating results could be impaired if we become subject to burdensome government regulations and legal uncertainties concerning the Internet

   Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to:

  . user privacy;

  . pricing, usage fees and taxes;

  . content;

  . copyrights;

  . distribution;

  . characteristics and quality of products and services; and

  . online advertising and marketing.

   The adoption of any additional laws or regulations may decrease the popularity or impede the expansion of the Internet and could seriously harm our business. A decline in the popularity or growth of the Internet could decrease demand for our products and services, reduce our revenues and margins and increase our cost of doing business. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many important issues, including property ownership, intellectual property, export of encryption technology, libel and personal privacy. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could also harm our business.

Our stock price could be volatile

   Our stock price has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

  . actual or anticipated variations in quarterly operating results;

  . announcements;

  . new sales formats or new services offered by us or our competitors;

  . changes in financial estimates by securities analysts, conditions or trends in Internet markets; and

  . changes in the market valuations of other Internet companies.

   In addition, the stock market in general, and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price/earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price/earnings ratios will be sustained. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such company. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could seriously damage our business.

Our efforts to protect our intellectual property rights may not sufficiently protect us and we may incur costly litigation to protect our rights

   We have filed fourteen patent applications and we plan to file additional patent applications in the future with respect to various additional aspects of our technologies. We mark our software with copyright notices, and intend to file copyright registration applications where appropriate. We have also filed several federal trademark registration applications for trademarks and service marks we use. There can, however, be no assurance that any patents, copyright registrations, or trademark registrations applied for by us will be issued, or if issued, will sufficiently protect our proprietary rights.

   We also rely substantially on certain technologies that are not patentable or proprietary and are therefore available to our competitors. In addition, many of the processes and much of the know-how of importance to our technology are dependent upon the skills, knowledge and expertise of our technical personnel, whose skill, knowledge and experience are not patentable. To protect our rights in these areas, we require all employees, significant consultants and advisors to enter into confidentiality agreements under which they agree not to use or disclose our confidential information as long as that information remains proprietary. We also require that our employees agree to assign to us all rights to any inventions made during their employment relating to our activities, and not engage in activities similar to ours during the term of their employment. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or proprietary information. Further, in the absence of patent protection, we may be exposed to competitors who independently develop substantially equivalent technology or otherwise gain access to our trade secrets, knowledge or other proprietary information.

   Despite our efforts to protect our intellectual property, a third party or a former employee could copy, reverse-engineer or otherwise obtain and use our intellectual property or trade secrets without authorization or could develop technology competitive to ours.

   Our intellectual property may be misappropriated or infringed upon. Consequently, litigation may be necessary in the future to enforce our intellectual property rights, to protect our confidential information or trade secrets, or to determine the validity or scope of the rights of others. Litigation could result in substantial costs and diversion of management and other resources and may not successfully protect our intellectual property. Additionally, we may deem it advisable to enter into royalty or licensing agreements to resolve such claims. Such agreements, if required, may not be available on commercially reasonable or desirable terms or at all.

Our technology may infringe on the rights of others

   Even if the patents, copyrights and trademarks we apply for are granted, they do not confer on us the right to manufacture or market products or services if such products or services infringe on intellectual property rights held by others. If any third parties hold conflicting rights, we may be required to stop making, using, or marketing one or more of our products or to obtain licenses from and pay royalties to others, which could have a significant and material adverse effect on us. There can be no assurance that we will be able to obtain or maintain any such license on acceptable terms at all.

   We may also be subject to litigation to defend against claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If third parties hold trademark, copyright or patent rights that conflict with our business, then we may be forced to litigate infringement claims that could result in substantial costs to us. In addition, if we were unsuccessful in defending such a claim, it could have a negative financial impact. If third parties prepare and file applications in the United States that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademark, which could result in substantial costs to us. An adverse outcome in litigation or privity proceedings could require us to license disputed rights from third parties or to cease using such rights. Any litigation regarding our proprietary rights could be costly, divert management's attention, result in the loss of certain of our proprietary rights, require us to seek licenses from third parties and prevent us from selling our services, any one of which could have a negative financial impact. In addition, inasmuch as we broadcast content developed by third parties, our exposure to copyright infringement actions may increase because we must rely upon such third parties for information as to the origin and ownership of such licensed content. We generally obtain representations as to the origin and ownership of such licensed content and generally obtain indemnification to cover any breach of such representations; however, there can be no assurance that such representations will be accurate or given, or that such indemnification will adequately protect us.

Our officers and directors control a significant percentage of our outstanding common stock which will enable them to exert control over many significant corporate actions and may prevent a change in control that would otherwise be beneficial to our stockholders

   Upon completion of this offering, our officers and directors will beneficially own approximately 44.8% of our outstanding stock. This level of ownership could have a substantial impact on matters requiring the vote of the stockholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our stockholders and us. This control could adversely affect the voting and other rights of our other stockholders and could depress the market price of our common stock.

                                USE OF PROCEEDS

   Since the only securities being offered are those of the selling stockholders, we will not receive any of the proceeds from the sale of the Shares.

   Proceeds from exercise of warrants of up to $6,045,528 will be used for general working capital purposes. However, each warrant contains a cashless exercise feature so there can be no assurances that we will receive any proceeds from the exercise of warrants or that any warrants will be exercised at all.

                                   DIVIDENDS

   We have not declared or paid any dividends since our inception and do not intend to declare or pay any such dividends in the foreseeable future. Our ability to declare and pay dividends is subject to limitations imposed by Delaware law.

                                CAPITALIZATION

   The following table sets forth our total capitalization:

  . on an actual basis as of September 30, 1999;

  . on an actual basis as of December 31, 1999;

  . on a pro forma basis as of December 31, 1999, giving effect to the exercise of an option to purchase 125,000 shares of Series B preferred stock and the conversion of all outstanding shares of Series B convertible preferred stock into 1,513,073 shares of common stock and the exercise of warrants to purchase 762,591 shares of common stock. The exercise of the option and all of the warrants hereunder for cash would result in proceeds of $6,100,728. Each warrant contains a cashless exercise feature so there can be no assurances that we will receive any proceeds for the exercise of warrants or that any warrants will be exercised at all.

                              September 30, 1999 December 31, 1999
                                    Actual            Actual        Pro Forma
                              ------------------ ----------------- -----------
                                                    (unaudited)    (unaudited)
Stockholders' Equity
 Series B convertible
  preferred stock, $0.001 par
  value; 2,000,000 shares
  authorized; 1,085,573 and
  1,388,073 shares issued and
  outstanding, actual;
  no shares issued and
  outstanding, pro forma.....    $     1,086        $     1,388    $       --
 Common stock, $0.001 par
  value; 20,000,000 shares
  authorized; 9,536,623 and
  9,585,583 shares issued and
  outstanding, actual;
  11,861,247 shares issued
  and outstanding, pro
  forma......................          9,537              9,586         11,861
Additional paid-in capital...      7,211,449          9,680,990     15,780,831
Deficit accumulated during
 the development stage.......     (2,284,546)        (4,263,334)    (4,263,334)
Unearned stock-based
 compensation................       (594,475)          (551,075)      (551,075)
                                 -----------        -----------    -----------
  Total stockholders'
   equity....................    $ 4,343,051        $ 4,877,555    $10,978,283
                                 ===========        ===========    ===========

                                   DILUTION

   Since we do not receive the proceeds of the sale of the Shares, we will not experience any direct dilution. The existing common shareholders paid substantially less per share than the offering price of the shares sold under this prospectus.

                             PLAN OF DISTRIBUTION

   The selling stockholders may offer their Shares at various times in one or more of the following transactions:

  1. In the over-the-counter market where our common stock is listed, or on the Nasdaq National Market, where we have applied to have our common stock listed;

  2. Private transactions;

  3. In connection with short sales of our common stock;

  4. By pledgees or donees; or

  5. A combination of any of the above transactions.

   The selling stockholders may sell their shares at the market price prevailing at the time of sale or at negotiated prices.

   The selling stockholders may use broker-dealers to sell their shares. If this happens, the broker-dealers will either receive discounts or commissions from the selling stockholders or they will receive commissions from purchasers of shares for whom they acted as agents. Selling stockholders and broker-dealers acting on their behalf may be deemed underwriters under the Securities Act of 1993.

   The selling stockholders may attempt to sell all of the shares. This could cause the supply of shares to exceed demand, which could drive the price of our shares down.

                            SELECTED FINANCIAL DATA

   The following summary financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto included elsewhere in this Prospectus. The Statement of Operations Data for the period ending September 30, 1999 and the Balance Sheet Data as of September 30, 1999 are derived from, and are qualified by reference to, our audited financial statements included elsewhere in this Prospectus. The selected financial data for the three months ended December 31, 1999 is unaudited. The results for the period ended December 31, 1999 are not necessarily indicative of results that may be expected for any other interim period or for a full year.

                                                               Cumulative from
                           For the period                         inception
                           from inception      For the Three   (March 26, 1999)
                         (March 26, 1999) to   Months Ended    to December 31,
                         September 30, 1999  December 31, 1999       1999
                         ------------------- ----------------- ----------------
                                                (unaudited)      (unaudited)
Statement of Operations
 Data
Revenues................     $     6,250        $    29,390      $    35,640
                             -----------        -----------      -----------
Operating expenses:
  Development...........         320,766            385,651          706,417
  Production............         139,674            164,814          304,488
  Sales and marketing...       1,060,795            715,090        1,775,885
  General and
   administration.......         684,343            671,223        1,355,566
  Depreciation and
   amortization.........         107,892            122,069          229,961
                             -----------        -----------      -----------
    Total operating
     expenses...........       2,313,470          2,058,847        4,372,317
                             -----------        -----------      -----------
  Operating loss........      (2,307,220)        (2,029,457)      (4,336,677)
Interest income.........          24,274             52,269           76,543
Provision for income
 taxes..................          (1,600)            (1,600)          (3,200)
                             -----------        -----------      -----------
  Net loss..............     $(2,284,546)       $(1,978,788)     $(4,263,334)
                             ===========        ===========      ===========
Net loss per common
 share outstanding           $     (0.26)       $     (0.21)     $     (0.47)
                             ===========        ===========      ===========
Weighted average common
 shares outstanding.....       8,751,760          9,556,737        9,016,188
                             ===========        ===========      ===========

                                            September 30, 1999 December 31, 1999
                                            ------------------ -----------------
                                                                  (unaudited)
Balance Sheet Data
Cash and cash equivalents..................     $4,744,741        $4,661,219
Working capital............................      2,351,053         2,319,699
                                                ----------        ----------
Total assets...............................      6,886,141         7,471,732
Total liabilities..........................      2,543,090         2,594,177
                                                ----------        ----------
Stockholders' equity.......................     $4,343,051        $4,877,555
                                                ==========        ==========

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion should be read together with our financial statements and related notes included elsewhere in this Prospectus.

Overview


   Our business was founded in March 1999 and we had our first revenues in August 1999.

   Through December 31, 1999, our revenues were derived from the production and delivery of eCommercials. eCommercial production services include theme development, eCommercial design and layout, video production, special effects, hyperlink recommendations, hyperlink page design and creation, reporting and sales cycle consultation. In addition, we may generate revenues from corporate sponsorships and from revenue-sharing arrangements with our clients. We have made sponsorship arrangements with customers and we have entered into revenue sharing arrangements with clients, but they have not generated material revenues to date.

   Revenues are recognized when the consulting or production services are rendered and delivery revenues are recognized when the eCommercials are delivered. We will recognize software license fee revenue when persuasive evidence of an agreement exists, the product has been delivered, we have no remaining significant obligations with regard to implementation, the license fee is fixed or determinable and collection of the fee is probable.

   We record cash receipts from clients and billed amounts due from clients in excess of revenue recognized as deferred revenue. The timing and amount of cash receipts from clients can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of deferred revenue in any given period.

   We currently sell our products and services through a direct sales force and are developing a network of resellers to expand our ability to identify potential clients and develop relationships with them.

Results of operations

   For the period from March 26, 1999 (inception) to September 30, 1999, revenues totaled $6,250 as we focused on developing our technologies and increasing our ability to serve clients. For the quarter ended December 31, 1999, revenues increased to $29,390.

   For the period ended September 30, 1999 our net loss was $2,284,546 or $0.26 per share. For the quarter ended December 31, 1999, our net loss was $1,978,788 or $0.21 per share. The loss for both periods can be attributed to development, marketing and selling, and general and administrative expenses incurred during our development stage.

   Development expenses consist primarily of salaries and related expenses for design engineers and other technical personnel, including consultants, and were focused on continued advancements in eCommercial technology and development of the eComNetwork. Total costs for the period ended September 30, 1999 and the quarter ended December 31, 1999 amounted to $320,766 and $385,651. We charge all research and development expenses to operations as incurred. We believe that continued investment in research and development is critical to our long-term success. Accordingly, we expect that our research and development expenses will increase in future periods.

   Production efforts focused on building a team of creative and client service people and producing eCommercials and related websites. Total costs for the period ended September 30, 1999 and the quarter ended December 31, 1999 amounted to $139,674 and $164,814.

   Sales and marketing expenses for the period ended September 30, 1999 and for the quarter ended December 31, 1999 amounted to $1,060,795 and $715,090 and consisted primarily of salaries and related expenses for developing our direct and reseller organizations, as well as marketing expenses designed to create and promote brand awareness for eCommercials. Included in this amount for the period ended September 30, 1999 is a non-cash charge of $240,000, which represents the value of the common stock issued upon the signing of a strategic partnership with Lockheed Martin Corporation, and a non-cash charge of $78,780, which represents compensation expense related to the issuance of stock options. Included in the amount for the quarter ended December 31, 1999 is a non-cash charge of $77,773, which represents compensation expense related to the issuance of stock options. We intend to pursue aggressive selling and marketing campaigns and to expand our network of resellers, continue branding efforts and identifying strategic partners. We therefore expect that our sales and marketing expenses will increase in future periods.

   General and administrative costs of $684,343 for the period ended September 30, 1999 and $671,223 for the quarter ended December 31, 1999 primarily included salaries and related expenses for administrative, finance and human resources personnel, professional fees and other corporate expenses related to establishing our operations. Included in these amounts are non-cash charges of $86,455 for the period ended September 30, 1999 and $38,576 for the quarter ended December 31, 1999, which represent compensation expense related to the issuance of stock options. We expect that, in support of our continued growth and our operations as a public company, general and administrative expenses will increase in the foreseeable future.

Recent financing

   In December 1999, we completed a private placement offering of 1,388,073 shares of Series B preferred stock at $8 per share. Gross proceeds amounted to $11,104,584. The shares were sold to approximately 185 accredited investors. Net proceeds to us, after selling commissions of $829,242 and direct offering costs of $121,869, totaled $10,153,473, of which $2,392,981 was received after September 30, 1999. We intend to use the net proceeds in our continuing operations.

In March 2000, we began a private placement offering of up to 3 million shares of Series C preferred stock at $25 per share. We have received commitments totaling approximately $45 million for approximately 1.8 million shares. Through March 24, 2000, proceeds of $10,225,625 had been received and 409,025 shares of Series C preferred had been issued.

Liquidity and sources of capital

   As a service company, we do not expect the liquidity constraints that face companies that must maintain significant inventories. However, we anticipate that we will have negative cash flow for the foreseeable future. We also currently anticipate that we will invest $2 to $4 million in capital expenditures in the next twelve months to expand our infrastructure.

   Since our inception, we have funded our operations by selling stock. As of December 31, 1999, our cash position reduced short-term liquidity problems. While we expect to begin generating significant revenues during fiscal 2000, we do not anticipate that revenues will be sufficient to offset expected expenditures. Accordingly, we expect we will need to rely on proceeds from the private placement offering described above to finance our operations.

   As of September 30, 1999 and December 31, 1999, we had current assets of $4,894,143 and $4,913,876, respectively, and current liabilities of $2,543,090 and $2,594,177, respectively. This represents working capital of $2,351,053 at September 30, 1999 and $2,319,699 at December 31, 1999. Current liabilities at December 31, 1999 included $2,118,809 of liabilities acquired in acquisitions, of which $1,800,000 is reserved to pay the judgment in the Voxel matter. In January 2000, we appealed the judgement and pledged a $2 million certificate of deposit with the court. One of our significant shareholders, who is also an officer and director, has agreed to repay to us in common stock or cash, at his option, any amounts we must pay to the plaintiffs in this matter. See "Business--Legal Proceedings."

   For the period ended September 30, 1999, we used $2,013,188 of cash for operating activities and for the quarter ended December 31, 1999, we used $1,761,460 of cash for operating activities, which were primarily focused on growing our organizational infrastructure to be able to service our clients. During the same periods, $1,263,133 and $715,564, respectively, was used in investing activities, primarily for acquisitions of fixed assets used to expand our technology infrastructure and the eComNetwork. During the periods ended September 30, 1999 and December 31, 1999, $8,021,062 and $2,393,502 was
provided by financing activities, primarily from issuance of preferred stock.


   While we expect to begin generating significant revenues during the next twelve months, it is likely that we will need to pursue additional funding in order to continue the development of our technology infrastructure and add to our capacity to provide services to our clients. We also expect the number of employees to increase during that time. We expect that we will need to rely on proceeds from the current private placement offering to continue to grow as planned.

   There can be no assurance the current private placement offering will completely fund on terms that are acceptable, or at all. If we are unable to obtain sufficient funding, our business will suffer significantly, as we would need to cut back research and development, scale back sales and marketing activities and reduce staffing, all of which could harm our ability to generate revenues and continue as a going concern.

                                    BUSINESS

Overview



   MindArrow Systems, Inc. provides proprietary interactive sales and marketing automation or SMA systems designed to enhance customer relationships. Our one-to-one Virtual Prospector systems are designed to enable our clients to increase sales by significantly improving their sales and marketing response rates, at a lower cost, while enhancing the relationships they have with their customers. Similarly, our one-to-many Internet Relationship Marketing systems are designed to enable our clients to improve the effectiveness of their marketing campaigns targeted to larger groups.

Company Strategy

   We intend to create significant shareholder value by becoming a leading provider of interactive SMA systems to companies seeking to improve their profitability and enhance their customer relationships, and by successfully commercializing our proprietary technology in non-SMA industries. The principal elements of our strategy include:

   Market leadership adoption across critical industries. By offering what we believe is a compelling value proposition, we intend to win the adoption of the market-leading companies across several critical industries, including the information technology and telecommunication, financial services, pharmaceutical, media and entertainment, travel, e-commerce, industrial product and public sector industries.

   Increase market penetration by strategic partnerships. We intend to quickly increase our market penetration through partnerships with companies that enable us to extend and strengthen our sales presence, including value-added resellers ("VARs"), database management and analytical customer relationship firms, Information Technology ("IT") firms, advertising agencies, and companies focused on providing robust solutions to the small and medium-sized business market.

   Expanding our business into global markets. Because we believe that significant commercial opportunities exist outside of the United States, we intend to rapidly expand our business to promising global markets, principally through the adoption of our systems and technology by dominant international companies and VARs, and by partnering with market-leading local firms.

   Partnering to commercialize non-SMA technology applications. We intend to commercialize our technology in other industries by partnering with market-leading firms in those industries where our technology provides a compelling application.

Industry Background

   The Internet. The Internet and electronic commerce are fundamentally changing the way businesses interact with customers, suppliers, employees and other interested constituents. Companies across most industries are using the Internet and electronic commerce to redefine the way that goods and services are marketed, sold and distributed. They are also using this new medium to redefine how they communicate with their customers and constituents. Some key Internet statistics include:

  . Access: In February 2000, the Strategis Group reported the number of households in the US with Internet access had increased from 14.9 million in 1995 to 46.5 million. By 2005, that number is expected to increase to 90 million.

  . Use: Email is the most widely used Internet application, with the number of email boxes expected to increase from 234 million worldwide in 1998 to 409 million in 1999, according to eMarketer.

  . Commerce: The amount of merchandise sold over the Internet is expected to increase to $3.2 trillion in 2003, according to Forrester Research.

  . Advertising: Worldwide Internet advertising is expected to grow from $3.3 billion in 1999 to $33 billion in 2004, according to Forrester Research.

   This growth has been spurred by developments such as easy-to-use Web browsers, the availability of inexpensive multimedia PCs and Internet access, the adoption of more robust network architectures, and the emergence of compelling Web-based content and commerce applications. The proliferation of email accounts has enabled businesses to use email as the primary means to proactively communicate with their customers online. For example, email is often used to confirm electronic transactions and to notify customers of important new developments or product offerings.

   Much of the Internet's rapid evolution towards becoming a mass medium can be attributed to the accelerated pace of technological innovation, which has expanded the Web's capabilities and improved users' experiences. Most notably, the Internet has evolved from a mass of static, text-oriented Web pages and email services to a much richer environment, capable of delivering graphical, interactive and multimedia content.

   Remaining Competitive. Many websites, particularly consumer-oriented sites, rely on heavy spending to encourage current and prospective customers to visit regularly. Concurrently, these companies also spend heavily to understand how they interact with their website once they have arrived. Our technologies allow companies to deliver targeted rich media information to their audience via email, reducing the need for broad-based advertising and fostering a one-to-one relationship. To remain competitive in this dynamic business environment, many companies desire to improve both their profitability and their customer relationships, We believe that companies that are able to improve their sales and marketing response rates at a lower cost will significantly improve their overall top-line growth and profitability. In addition, we believe companies that provide rich, interactive communication to their customers will also improve their relationships with them.

   Direct Marketing. Direct marketing, always a significant portion of overall advertising spending, is becoming a significant force on the Internet. Some key statistics:

  . Overall: Businesses and other organizations spent approximately $285 billion on general advertising in 1998, of which $163 billion (57%) was spent on direct marketing, according to the Direct Marketing Association.

  . Internet-based: According to a study by CE Underberg Towbin, interactive marketing expenditures will grow from approximately $1 billion in 1998 to an estimated $9 billion in 2003.

   Online marketing allows businesses to cost-effectively target online customers through customized email campaigns. Email did not initially gain wide acceptance as a marketing tool because of concerns regarding privacy and unsolicited communication. With the recent advent of permission-based email, where individuals sign up or "opt-in" to receive information from specific sources on topics of interest to them, email has become an increasingly important direct marketing tool. Email campaigns offer significant advantages over traditional direct mail, including shorter production times, reduced cost and more rapid delivery, which increase flexibility and make it easier to add greater degrees of personalization. Further, response rates for direct email campaigns can be much higher than for traditional direct mail campaigns.

Products and Services

   General. Companies can use our interactive SMA systems to enhance their per-customer profitability while improving their customer relationships. Our systems improve response rates, which may translate into additional sales on the same number of contacted customers. Further, when compared with traditional paper collateral and postal delivery, our systems are often much more cost effective on a per customer basis. Moreover, our activity tracking provides important feedback to companies using our systems, allowing them to efficiently tailor their sales and marketing message over time.

   Our systems enable companies to provide rich content to their target audience, which we believe enhances the experience of the recipient, resulting in greater company loyalty. In addition, our systems enable the recipient to immediately contact a sales or customer support representative of the company at their convenience, further improving the sales process and strengthening the customer relationship.

   Finally, our SMA systems are very complementary to website content management systems because our systems drive traffic to websites and can be configured to work with content management systems to improve the communication between companies and their customers.

   Our proprietary technology enables our clients to deliver a "website" to their customers via email. eCommercials are highly compressed, multimedia files that combine high quality audio and video, graphics, animation, chat, hypertext links, and telecommunication links. eCommercials typically generate very high response rates because:

  .the recipient is not required to be connected to the Internet when viewing:

  .the recipient is not required to have a high speed or "broadband" Internet connection; and

  .the recipient is not required to install any other software to view the eCommercial.

   Activity tracking, reporting and analysis. Our systems offer technology that allows for activity tracking and reporting which automatically tracks:

  .the email address of the initial recipient of the eCommercial;

  .whether the initial recipient forwarded the eCommercial to others; and

  .the content reviewed by each recipient, including referrals.


   This information allows our clients to accurately measure the interest and attention generated by their sales and marketing efforts, including the so-called viral or "pass-along" impact of their content.

   Web-based technology. Our Virtual Prospector system is accessible via any Internet browser and is easy to use, which enables rapid wide-scale deployment. Our software systems are offered from offsite computer operations centers on what is known as an Application Service Provider or ASP basis and larger clients can license our systems and deploy our technology at their locations.

   Immediate customer-initiated feedback. Our systems are designed to generate immediate feedback using embedded telecommunication links that allow recipients to respond via links to our clients' websites.

   Categories. Our systems generally fall into two categories, both utilizing proprietary eCommercial technologies:

  . One-to-One--"Virtual Prospecting": Our business-to-business clients use our "Virtual Prospector" system to manage the delivery, tracking and linking of electronic brochures and other rich content to current and prospective customers.



   Our Virtual Prospecting service utilizes Virtual Prospector, our patent-pending system which is deployed over the Internet on an Application Service Provider (ASP) basis. Licensed users use the Virtual Prospector system to deliver eCommercials to individuals with whom they have relationships, much the same way individual sales representatives deliver printed collateral to interested parties upon request. Delivering collateral over the Internet is faster, significantly less expensive, interactive and can yield better results than traditional paper collateral delivered via postal or overnight delivery. Virtual Prospector is almost exclusively a business-to-business solution.

   We intend to establish Virtual Prospector as a cost-effective alternative to printed collateral by providing a compelling value proposition for our clients. The Virtual Prospector system is designed to improve the efficiency and effectiveness of sales representatives by enabling Internet-based delivery of electronic collateral and providing reports that help them prioritize their callbacks. The immediacy of delivery and the compelling nature of rich-media brochures can help a sales representative turn an unqualified prospect into a qualified prospect.

  . One-to-Many--"Internet Relationship Marketing": We help our clients build
    "clubs" or "communities" of interested parties who receive eCommercials with relevant and compelling content.

   Our Internet Relationship Marketing (IRM) systems enable our clients to use our technology to provide eCommercials or other rich content to a constituent group such as customers, employees or shareholders, generally comprised of people who have signed up to receive it. Client companies can use our IRM services to communicate Business-to-Business or Business-to-Consumer messages to wide audiences.

   Our eCommercial technology offers compelling content that is not deliverable via text or graphic. Such content can be entertaining, educational or persuasive. Delivering content desired by affinity groups is an excellent use of the technology.

   Other important aspects. Other important aspects of our products and services include the ability to integrate our products and services with those currently deployed by our clients, the ability to view eCommercials without a current web connection, and our technology as a "front-end" for streaming.

   Integrate with enterprise systems. We intend to help our clients to integrate our Virtual Prospector system with their Website Content Management, Sales Force Automation, Enterprise Resource Planning and Enterprise Relationship Management packages to enable information sharing between the systems.

   View without a current web connection. Our technology has significant advantages over on-line, or streaming media content delivery. Recipients can interact with an eCommercial and can view and respond when convenient, rather than requiring online viewing. Rather than providing streaming multimedia content delivery services in which users must have an active connection to the content provider in order to view rich media content, we deliver eCommercials in a manner that allows end users to view them at their leisure. In addition, our technologies allow us to provide highly specific feedback on the effectiveness of each campaign to our customers.

   Front-end for streaming technologies. While eCommercials can generally be viewed offline, they can also serve as a "front end" for streaming technologies, which require users to connect to content broadcast over the Internet. An eCommercial can serve as a viewer and buffer for the Internet broadcast, by delivering the first 15 to 30 seconds of rich media content then delivering the remainder using streaming media. For example, if the content is an announcement by a company CEO, the eCommercial can deliver the first 15 seconds, then seamlessly serve the remainder of the message via streaming media.

   Sources of revenue and internal organization. We generate revenue, and deliver our products and services through three principal business units: eComNetwork, eComTracker and eComstudio.

   eCommercial Network Deliveries--eComNetwork. eCommercials are typically delivered as email attachments and are generally the responsibility of our eComNetwork business unit. Clients that license our architecture and SMA systems deliver their eCommercials themselves. eCommercial delivery is generally handled in one of three ways:

  . Targeted deliveries to a subscriber base;

  . Sent individually using our Virtual Prospector system; and

  . For recipients not included in subscriber mailing lists, eCommercials may be downloaded from ecommerce and other web sites.

   eCommercial Activity Tracking and Reporting--eComTracker. Activity tracking and reporting is handled by our eComTracker unit. eCommercials use industry-standard web logging techniques to track the effectiveness of a campaign. We gather information about how often each eCommercial is opened and viewed and track the activity on related websites that we host.

   At the request of our client, when a recipient views or interacts with an eCommercial, our servers can be configured to automatically log and/or recognize the following information:

  . the email address of the initial recipient of the eCommercial;

  . whether the initial recipient forwarded the eCommercial to others; and

  . the content reviewed by each recipient; including referrals.

This information allows the sender to accurately measure the interest and attention generated by a single eCommercial or eCommercial campaign, and this tracking data may be provided to the marketing partner sponsoring the eCommercial.

   eCommercial Consultation and Production--eComStudio. eCommercial consultation and production is managed by our eComStudio production unit and third-party ad agencies. Sound and video production can involve simple editing or more elaborate on-location filming or special effects. We anticipate that company-licensed third-party firms such as advertising agencies will increasingly provide this service. Consultation charges vary depending on the size, scope and length of a given campaign.

   Additional Sources of Revenue. In addition to licensing revenue received from larger users, per-item delivery and tracking charges, and consultation and studio services, we receive revenue from revenue sharing and ad-sponsorship. Sales of products or services through eCommercials may result in variable commission revenues to us depending on the product or service being sold. In addition, our clients may choose to sell or have us sell sponsorship advertisements on their eCommercial. Each eCommercial can support multiple sponsorships.


Sales and Marketing

   Our key marketing objective is to brand ourselves as the leading Internet sales and marketing automation company. To achieve this objective, we have a national team of sales people and are pursuing direct sales and sales via resellers to market leaders in several industries, including, but not limited to:

  . Computer hardware/software

  . Financial services

  . Entertainment

  . Electronic commerce web sites

  . Telecommunications

  . Travel

  . Industrial products

  . Government

   In addition, we intend to quickly increase our market penetration across other industries and with smaller and medium-sized businesses by partnering with companies that enable us to extend and strengthen our sales presence, including Value Added Resellers database management and analytical customer relationship firms, information technology solutions/service firms, advertising agencies, and companies focused on providing robust solutions to the small and medium-sized business market.

   As previously indicated under "Business Strategy," we intend to profitably commercialize our technology in other industries by partnering with market-leading firms in those industries where our technology provides a compelling application.

   We are currently in negotiations with prospective clients from each of the areas noted above.

Strategic Relationships

   As noted in our strategy, we intend to enter into strategic relationships to increase the breadth of market acceptance of our SMA systems and to more effectively and efficiently commercialize our technology. A summary of our current strategic relationships is set forth below.

   Lockheed Martin: We have a strategic relationship agreement with Lockheed Martin Integrated Business Solutions (Lockheed), a leading systems integrator, which provides for joint marketing and service delivery efforts and allows us to utilize Lockheed in establishing and managing e-commerce projects. Our Virtual Prospector solution is designed to be integrated with Enterprise Resource Planning and Enterprise Relationship Management packages. As a premier systems integrator, Lockheed is in the position to lead integrations for our large customers. In addition, Lockheed has established relationships with companies we believe can be key customers for us. Our cross-marketing arrangement provides for Lockheed to recommend eCommercial solutions to their customers and for us to recommend Lockheed system integration solutions to our customers who require systems integration capabilities. We issued 30,000 shares of our common stock to Lockheed as compensation for them entering into this arrangement with us. All other aspects of our arrangement are expected to be at our normal pricing.


   eContributor.com: We have entered into a strategic relationship with eContributor.com, Inc. that provides for joint integration of technologies and cross-promotion of services. We have also made an equity investment into eContributor.com in the amount of $100,000 and we intend to share revenues generated from projects in which we work together. eContributor.com is an Internet-based fundraising management and donation processing firm. They have developed proprietary technologies that streamline charitable giving, which we intend to integrate into related eCommercials. We have worked together on the Steve Forbes presidential campaign and have several other prospective customers in common.

   The Gingrich Group: We have entered into a strategic relationship with The Gingrich Group, which is headed by former Speaker of the House, Newt Gingrich. As a technology and political consultancy to senior management of Fortune 100 companies, The Gingrich Group is in a unique position to introduce eCommercial solutions to its client base. We receive consulting services at a discounted rate, and have discounted our pricing for services that they employ in marketing their services.

   Eurpsville USA: We have entered into a strategic relationship with Eurpsville USA, Inc., a creator of licensed properties dedicated to creating quality children's properties, storybooks, and products that blend children's entertainment and literacy. We will act as a distribution channel for Eurpsville content.

   We are currently negotiating several additional strategic relationships, primarily with technology companies that provide products or services which enhance the functionality or marketing of our technologies.

Intellectual Property

   We regard our copyrights, trademarks, trade secrets and similar intellectual property as critical to our success, and we rely on a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect our proprietary rights.

   We have filed fourteen patent applications through the U.S. Patent and Trademark Office (USPTO) under the Patent Cooperation Treaty designating all member countries, including the United States, essentially all of Europe, Japan, Korea, China, Canada and Mexico. These patent applications were filed in October 1999 and cover aspects of our proprietary eCommercial authoring software and our network architecture, as well as methods of using eCommercials and related media in marketing. The USPTO is currently reviewing the applications, and we plan to file additional patent applications in the future with respect to various additional aspects of these and other technologies.

   We continue to develop proprietary computer software. We mark our software with copyright notices, and intend to file copyright registration applications where appropriate. We have also filed several federal trademark registration applications for trademarks and service marks we use. In addition, we seek to protect certain proprietary aspects of our products through nondisclosure agreements with our employees, contractors and other third parties. There can, however, be no assurance that any patents, copyright registrations, or trademark registrations applied for by us will be issued, or if issued, will sufficiently protect our proprietary rights.

   We intend to continue to seek patent protection for technologies that we consider important to the development of our business. We also intend to rely upon copyright, trademark, trade secrets, know-how, and continuing technological innovations to develop and maintain a competitive advantage.

Government Regulation

   Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations (including laws and regulations governing issues such as property ownership, taxation, defamation and personal injury), will not expose us to significant liabilities, slow Internet growth or otherwise hurt us financially.

   We currently do not collect nor do we intend to collect sales or other taxes with respect to the sale of services or products in states and countries where we believe we are not required to do so. We do collect sales and other taxes in the states in which we have offices and believe we are required by law to do so. One or more states or countries have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more states or countries that we should collect sales or other taxes on products and services, or remit payment of sales or other taxes for prior periods, could have a material adverse effect on our business, results of operations and financial condition.

   The Communications Decency Act of 1996 (the "CDA") was enacted in 1996. Although those sections of the CDA that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. Although we do not currently distribute the types of materials that the CDA may have deemed illegal, the nature of such similar legislation and the manner in which it may be interpreted and enforced cannot be fully determined, and legislation similar to the CDA could subject us to potential liability, which in turn could have an adverse effect on our business, financial condition and results of operations. Such laws could also damage the growth of the Internet generally and decrease the demand for our products and services, which could adversely affect our business, results of operations and financial condition.

Competition

   Although our marketing automation solutions and rich media asynchronous messaging are rapidly emerging Internet marketing technologies, the market for Internet marketing and marketing automation services is highly competitive and we expect that competition will continue to intensify. We compete with other marketing automation companies that provide various components of our product and service offerings, including online thin media and streaming media services, as well as traditional media such as television, radio and print, for a share of the total budget for production and distribution of marketing materials and targeted content.

   Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have wider name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to our detriment. Such competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies, and offer more attractive terms to purchasers than we can. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products.

   Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Such competition could materially and adversely affect our ability to obtain revenues from either license or service fees from new or existing customers on terms favorable to us. Further, competitive pressures may require us to reduce the price of our software and services. In either case, our business, operating results and financial condition would be materially and adversely affected. There can be no assurance that we will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on our business, financial condition and operating results.

Research and Development

   We have developed several proprietary technologies which are used in a variety of Internet-related products and services. These products and services are continually being enhanced to meet the needs of the Internet advertiser and retailer. The Research and Development department is organized by area of interest including Multimedia Development, Database Development, Web Development, and Networking. Each development area requires highly specialized individuals with extensive backgrounds in their respective disciplines.

   Through December 31, 1999, we had incurred $706,417 of research and development expenses in the engineering of our software tools and the eComNetwork.

Facilities

   Our headquarters and production facilities are at 101 Enterprise, Suite 340, Aliso Viejo, California 92656. The base rent is $29,642 per month and the lease expires in November 2004. In March 2000, we leased additional sales offices in San Clemente, California at a monthly rental of $3,675 through February 2001. We also lease an office in Cupertino, California at a current monthly rent of $12,251, a portion of which will be subleased to an unrelated party. This lease expires September 1, 2004. In addition, effective December 1, 1999, we opened an office in New York City, in space we are subleasing for $2,883 per month.

   We anticipate that we will require additional space within the next
12 months and that suitable additional space will be available on commercially reasonable terms, although there can be no assurance in this regard. We do not own any real estate.

Legal Proceedings

   Although we have not become a party to any material legal proceeding since eCommercial.com was founded, we are named as a defendant in a lawsuit filed on March 25, 1999 in the US Bankruptcy Court. The lawsuit arises from an Asset Purchase Agreement, dated November 25, 1998, pursuant to which our predecessor, Wireless Netcom, had proposed to acquire the assets of Voxel, Inc. for $5 million. A dispute about the terms of the agreement arose, and Wireless Netcom did not complete the acquisition. The Bankruptcy trustee then sold the assets of Voxel for less and sued Wireless Netcom for the difference. We acquired this lawsuit when we subsequently merged with Wireless on April 19, 1999.

   On October 27, 1999, the trial judge granted a summary judgment motion in favor of the plaintiffs in the amount of $1.8 million. In January 2000, we appealed the decision and pledged a $2 million certificate of deposit to the court. We plan to aggressively pursue a resolution of this matter.

   Pursuant to an indemnity agreement, one of our significant shareholders, who is also an officer and director, has agreed to reimburse to us in common stock or cash, at his option, any amounts we must pay to the plaintiffs. Accordingly, we have recorded the entire amount as part of our current liabilities of September 30, 1999, and will record any reductions in the balance due or amounts received in repayment as additional paid-in capital at the time such amounts are received.

Employees

   As of February 29, 2000, we had 57 full-time employees. None of our employees are subject to a collective bargaining agreement and we believe that our relations with our employees are good.

                                   MANAGEMENT

Directors and Executive Officers

   The directors and executive officers of the company, their respective ages and positions with us as of February 29, 2000 are as follows:

   Name                     Age Position
   ----                     --- --------
   Thomas J. Blakeley......  41 Chief Executive Officer, President, Chairman of the Board
   Eric A. McAfee..........  37 Executive Vice President, Corporate Secretary, Director
   Mark Grundy.............  38 Chief Operating Officer, Executive Vice President, Director
   John Troiano............  29 Director
   Michael R. Friedl.......  36 Chief Financial Officer, Treasurer
   Rick McEwan.............  35 Executive Vice President of Engineering
   Michael Briola..........  29 Executive Vice President, Creative Director
   Donald R. Howren........  40 Vice President of Sales

   Thomas J. Blakeley, 41, CEO, President and Chairman of the Board. Mr. Blakeley co-founded MindArrow Systems, and currently serves as President, Chief Executive Officer and Chairman of the Board. From 1998 until founding the Company, Mr. Blakeley served as Vice President of Sales for Zap International, which was subsequently acquired by eCommercial.com. From 1996 to 1998, he served as director of marketing and sales for Cubic Videocomm, creators of CVideo-Mail, one of the first retail video email products. From 1987 until 1996, he was a principal of Blakeley & Associates, a marketing consulting and training organization which produced training seminars for marketing executives.

   Eric A. McAfee, 37, Executive Vice President and Director. Mr. McAfee is the co-founder of MindArrow Systems and currently serves as Executive Vice President, Corporate Secretary and a Director of the company. Mr. McAfee is also a principal at Berg McAfee Companies, a venture capital partnership based in Cupertino, California, with investments in Internet, software and telecommunications companies. From 1995 until joining us, he operated McAfee Capital, a venture capital firm. In 1992, Mr. McAfee co-founded New Media Corporation, a PC-card manufacturing company and served as its Chief Financial Officer and Director until 1995. Mr. McAfee has also served for six years as a member of the Board of Directors of the California Manufacturer's Association. Mr. McAfee is a graduate of Fresno State University with a B.S. in Management (with an emphasis in statistics) and the Stanford Graduate School of Business Executive Program.

   Mark Grundy, 38, Executive Vice President, Chief Operating Officer and Director. Mr. Grundy joined the Company in May 1999 as Executive Vice President, Chief Operating Officer and a director. In 1990, he founded Destination America, Inc. a company that provided English language tours of the United States. Mr. Grundy served as President of Destination America from its inception until joining eCommercial.com in May 1999. From 1981 to 1990, he developed sales and marketing strategies for Americantours International, Inc., where he served as Vice President, Sales and Marketing.

   John Troiano, 29, Director. Mr. Troiano, who joined our Board in November 1999, is the Managing Director of @ONEX LLC, a significant shareholder of the Company. @ONEX LLC is wholly-owned by Onex Corporation. Mr. Troiano has led Onex' strategic investments in a number of areas, particularly e-commerce and the Internet. He has also initiated and developed value creation ideas in a number of other industry sectors where Onex may now invest, specifically telecommunications, financial services and consumer products. Before joining Onex, he was employed by Donaldson, Lufkin & Jenrette in both the Investment Banking and Merchant Banking Groups. He also worked in corporate finance for Gleacher & Co. in New York. Mr. Troiano received his B.S. in Economics (summa cum laude) from the Wharton School, University of Pennsylvania; and his M.B.A. from the Harvard Graduate School of Business Administration. Mr. Troiano was elected to our Board in November 1999 as a representative of @ONEX LLC as a result of our Series B preferred stock financing.

   Michael R. Friedl, CPA, 36, Chief Financial Officer. Mr. Friedl joined the company as Chief Financial Officer and Treasurer in May 1999. Prior to joining us, Mr. Friedl served as President of DialRight Software, Inc., a database utility company for which he continues to serve as a member of its board of directors. Prior to joining DialRight, Mr. Friedl was the Chief Financial Officer of V-Systems, Inc., a software company that spun out DialRight as a separate venture. From 1995 to 1997, Mr. Friedl served as Chief Financial Officer for publicly-held Grip Technologies, Inc., an Irvine, California, manufacturer of golf club components. From 1993 to 1995, Mr. Friedl served as Corporate Controller for New Media Corporation, a high-tech manufacturing company. From 1986 to 1993, Mr. Friedl worked in public accounting, most recently for Arthur Andersen & Co. where he served as an Audit Manager. Mr. Friedl is a graduate of Kent State University and is a Certified Public Accountant licensed in Ohio and California.

   Richard R. McEwan, 35, Executive Vice President of Engineering. Mr. McEwan joined the company in April 1999 as Vice President of Engineering. Prior to joining us, Mr. McEwan served as President, CEO, and a co-founder of Zap International, a video compression technology company which was acquired by the Company in April 1999. Prior to co-founding Zap International, Mr. McEwan was a manager with Fourth Communications Network from 1993 through 1998, where he managed the development of Internet systems for the hotel industry based on Microsoft Windows NT Server, Windows 3.1/95, and NT Workstation as well as the database systems for statistical gathering for all of Fourth Communications' Internet-related advertising and commerce information. Prior to joining Fourth Communications, Mr. McEwan ran his own consulting business where he created custom sales information databases for various organizations. Before entering the consulting field, Mr. McEwan spent over eight years in several technical and marketing duties for SuperMac Technology, RasterOps Corporation, and Ramtek Corporation.

   Michael Briola, 29, Vice President, Creative Director. Mr. Briola joined the company in April 1999 as Vice President, Creative Director. Prior to joining us, Mr. Briola founded and served as Vice President of Marketing and a director of Zap International, where he played a major role in the development of the Zap Media Messenger technology. Prior to his work at Zap International, Mr. Briola co-founded Cameo International (now AnTares Systems) where he served as Vice President of Technology and Marketing. Prior to founding Cameo, Mr. Briola worked for MegaChips Corporation, a Japanese semiconductor design firm specializing in audio/video codec and systems technologies. Previously, Mr. Briola served as Technical Sales Director, Professional Products Division for InVision Interactive, Inc. and was responsible for developing and maintaining sales channels in the United States and abroad. From 1993 to 1996, Mr. Briola maintained a consulting practice dedicated to supplying high-end computer-based multimedia design and production equipment where he designed facilities and equipment systems for clients.

   Donald R. Howren, 40, Vice President of Sales. Mr. Howren joined us in January 2000. Prior to joining us, he served as Vice President and General Manager for the Analytic Applications Products division of Best Software, which in 1999 acquired Omni Vista Software, a company Mr. Howren served as Vice President of Marketing and Business Development since 1998. From 1995 to 1997, he served as Vice President of Marketing and Strategic Partners for Epicor Software, a provider of enterprise business software.


Other Significant Employees

   Other significant employees of the company, their respective ages and positions with us are as follows:

   Name                           Age Position
   ----                           --- --------
   Serge Herring.................  51 Vice President of Research & Development
   Adrian Turcotte...............  49 Vice President of Media Development

   Serge Herring, 51, Vice President of Research & Development. Mr. Herring joined the company in April 1999 as Director of Program Development, and was named Vice President of Research & Development in November 1999. Prior to joining us, Mr. Herring was Senior Software Engineer for Zap International, a video compression technology company which was acquired by the company in April 1999. From 1997 to 1998, Mr. Herring worked in research and development for Innovacom, Inc., a video compression company serving the broadcast industry. From 1996 to 1997, he worked as a Principle Engineer for Intellect Electronics, Inc., a developer of point-of-sale terminals for the retail and banking industries.

   Adrian Turcotte, 49, Vice President of Media Development. Mr. Turcotte joined the company as Vice President of Media Development in April 1999. From 1987 until joining us, he was Executive Producer for Odyssey Productions, a producer of video presentations for the educational and entertainment markets. Mr. Turcotte holds a Master's Degree from UCLA.

Executive Compensation

   The following table sets forth the total compensation for each of our most highly compensated executive officers whose total salary and bonus for the year ended September 30, 1999 would have exceeded $100,000 on an annualized basis (collectively, the "Named Executive Officers"):

                           Summary Compensation Table

   Name and Principal Position                          Salary   Bonus  Options
   ---------------------------                         -------- ------- -------
   Thomas Blakeley, Chief Executive Officer(1)........ $178,000 $   --      --
   Eric A. McAfee, Executive Vice President(1)........  172,000     --      --
   Mark Grundy, Chief Operating Officer(1)............  168,000  10,000 225,000
   Michael Friedl, Chief Financial Officer............  110,000   3,000 100,000
   Deborah Olinto, Vice President of Sales(2).........  130,000     --  100,000
   Ross Teasley, Vice President of Marketing(3).......  120,000     --   85,000

--------
(1) Effective October 1, 1999, we entered into employment contracts with these executives specifying levels of compensation, duties and cause for termination.

(2) Effective October 1999, Ms. Olinto left the company.

(3) Effective March 2000, Mr. Teasley left the company.

Fiscal 1999 Stock Option Grants to Executives

   The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted during fiscal 1999.

                                                                                  Potential
                                                                                 Realizable
                                                                              Value at Assumed
                                                                               Annual Rates of
                                                                                 Stock Price
                                                                                Appreciation
                                                                               for Option Term
   Name and Principal                                                         -----------------
   Position                 Options      % of Total Exercise Price Expiration    5%      10%
   ------------------       -------      ---------- -------------- ---------- -------- --------
   Thomas Blakeley, Chief
    Executive Officer......     --          --            --           --          --       --
   Eric A. McAfee,
    Executive Vice
    President..............     --          --            --           --          --       --
   Mark Grundy, Chief
    Operating Officer...... 175,000(1)        8%         $  1         2005    $ 59,517 $135,023
                             50,000(2)        2             8         2005     136,038  308,624
   Michael Friedl, Chief
    Financial Officer...... 100,000(3)        5             1         2004      27,628   61,051
   Deborah Olinto, Vice
    President of Sales..... 100,000(4,5)      5             8         2005     272,077  617,249
   Ross Teasley, Vice
    President of
    Marketing..............  85,000(4,6)      4             8         2005     231,265  524,661

   Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.
--------
(1) This option was granted in April 1999 and vests one-third in April 2000 with the remainder vesting quarterly over the following two years.

(2) This option was granted in September 1999 and vests one-third in September 2000 with the remainder vesting quarterly over the following two years.

(3) This option was granted in April 1999. 60,000 shares of which are immediately vested, 40,000 shares of which vest one-third in April 2000 with the remainder vesting quarterly over the following two years.

(4) These options were granted in August 1999 and vest one-third in August 2000 with the remainder vesting quarterly over the following two years.

(5) Effective October 1999, Ms. Olinto left the company.

(6) Effective March 2000, Mr. Teasley left the company.

Stock Option Exercises And Year-End Value Table

   The following table reflects the number of shares covered by both exercisable and non-exercisable stock options as of September 30, 1999 for the Named Executive Officers. Values for "in-the-money" options represent the spread between the exercise price of existing options and the market value for our common stock on September 30, 1999, which was $8.125 per share.

                                                               Value of
                                Options Outstanding      In-the-Money Options
                             ------------------------- -------------------------
   Name and Principal
   Position                  Exercisable Unexercisable Exercisable Unexercisable
   ------------------        ----------- ------------- ----------- -------------
   Thomas Blakeley, Chief
    Executive Officer......       --            --           --            --
   Eric A. McAfee,
    Executive Vice
    President..............       --            --           --            --
   Mark Grundy, Chief
    Operating Officer......       --        225,000          --     $1,603,125
   Michael Friedl, Chief
    Financial Officer......    60,000        40,000     $427,500       285,000
   Deborah Olinto, Vice
    President of Sales(1)..       --        100,000          --         12,500
   Ross Teasley, Vice
    President of Marketing
    (2)....................       --         85,000          --         10,625

--------

(1) Effective October 1999, Ms. Olinto left the company.

(2) Effective March 2000, Mr. Teasley left the company.

Compensation of Directors

   We may reimburse directors for reasonable expenses pertaining to attending meetings, including travel, lodging and meals but we do not pay directors for their service as directors, as all of our directors are either executive officers or significant shareholders.

Employment Agreements

   As of September 30, 1999, each of the Named Executive Officers was a party to a Change in Control Agreement with us, which provides for payment of two year's salary to the executive if we are acquired by another company and he (or she) loses his (or her) job for other than cause, as defined in the agreement.

   In addition, effective October 1, 1999, we entered into three-year employment contracts with Messrs. Blakeley, Grundy and McAfee, setting forth terms of their employment, as follows:

                                                     Year   Base Salary Bonus(1)
                                                     -----  ----------- --------
   Thomas Blakeley, Chief Executive Officer.........  2000   $198,000     3.7%
                                                      2001    248,000
                                                      2002    298,000

   Eric A. McAfee, Executive Vice President.........  2000    182,000     2.4%
                                                      2001    232,000
                                                      2002    282,000

   Mark Grundy, Chief Operating Officer.............  2000    178,000     1.9%
                                                      2001    228,000
                                                      2002    278,000

--------
(1) Bonus is based upon a percentage of operating income.

   Each of these employment agreements provides for payment in the amount of two years salary if we terminate their employment. In addition, each contract provides a $1 million life insurance policy, a car allowance of $750 per month, and a car down payment reimbursement of $5,000 every two years.

Stock Option Plans

   Our Board of Directors adopted our 1999 Stock Option Plan (the "Plan") in April 1999. The Plan as amended in December 1999, was established to furnish incentives for employees, directors and consultants to continue their service to us. We reserved 3,000,000 shares of common stock for issuance upon exercise of options granted under the Plan, which have vesting schedules up to 3 years. However, in the event we undergo a change in control, as defined in the Plan, all unvested options immediately become fully vested. Under the Plan, options are granted at a price equal to the fair market value on the date of grant.

   As of February 29, 2000, options to purchase 2,802,100 shares of common stock at exercise prices ranging from $1 to $25 had been issued under the Plan. Our Board of Directors administers the Plan. We intend to issue additional options or other incentives to attract and retain qualified management and directors. Such plans and incentives could have a dilutive effect on our common stock.

Indemnification of Directors and Officers

   Our Bylaws provide for indemnification of our directors, officers and employees as follows: Any person made a party to an action, suit or proceeding, by reason of the fact that he/she, his/her testator or intestate representative is or was a director, officer or general manager of the Corporation, or of any Corporation in which he/she served as such at the request of the Corporation, shall be indemnified by the Corporation against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him/her in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding, or in connection with any appeal therein that such officer, director or general manager is liable for negligence or misconduct in the performance of his/her duties.

   Our Bylaws further state that the foregoing right of indemnification shall not be deemed exclusive of any other rights to which any officer or director or general manager may be entitled apart from the provisions of this section.

   The amount of indemnity to which any officer, director or general manager may be entitled shall be fixed by the board of directors, except that in any case where there is no disinterested majority of the board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association. In the event that whatever liability insurance is procured for the protection of the company, its officers, directors or management, then the indemnification shall not exceed the maximum percent of policy coverage procured. We have also entered into indemnification agreements with each of our directors.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

   Certain executive officers and directors of the company are former shareholders of eCommercial.com, Inc., a California corporation ("eCommercial California"). Pursuant to the terms of the Merger Agreement dated as of April 19, 1999, between us and the shareholders of eCommercial California, those executive officers and directors acquired an aggregate of 4,000,000 shares of our common stock in exchange for their eCommercial California shares.

   In September 1999, the Company entered into a non-cancelable five-year sublease for a satellite office in Cupertino, California. The sublease calls for minimum monthly rental payments ranging from $10,091 per month at the start of the lease and gradually increasing to $13,358 per month by the end of the lease. The sublessor is a company related to Clyde Berg, a significant stockholder and Eric McAfee, an officer, director and significant stockholder. The sublease terms are identical to the terms of the sublessor's lease with the landlord, and are favorable to the terms we would have been able to acquire on our own.

                            MARKET FOR COMMON STOCK

   The principal United States market for our common stock is the OTC Bulletin Board. Our common stock began trading on the OTC Bulletin Board on April 29, 1999. The high and low bid prices for shares of our common stock for each quarter since April 29, 1999 were as follows:

                                                                  Low    High
                                                                  ---    ----
   Quarter ended June 30, 1999:..................................  6 1/2 16
   Quarter ended September 30, 1999:.............................  7     10
   Quarter ended December 31, 1999...............................  7 1/8 29 1/8
   Quarter ended March 31, 2000.................................. 18 7/8 55

--------
Source: www.otcbb.com

   These quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. On March 31, 2000, there were approximately 2,300 holders of record of our common stock and 185 holders of record of our preferred stock.

                            SIGNIFICANT STOCKHOLDERS

   The following sets forth certain information as of February 29, 2000 (the "Reference Date") with respect to the beneficial ownership of our common stock,
(i) by each person known by us to own beneficially more than five percent of our common stock, (ii) by each executive officer and director, and (iii) by all officers and directors as a group. Unless otherwise indicated, all persons have sole voting and investment powers over such shares, subject to community property laws. As of the Reference Date, there were 9,692,295 shares of common stock and 1,388,073 shares of preferred stock outstanding.

                                                            Number of Percent
   Name and Address of Owner(1)                             Shares(2) of Class
   ----------------------------                             --------- --------
   Thomas J. Blakeley, CEO, President, Chairman...........  2,000,000   20.9%

   Eric A. McAfee, EVP, Corporate Secretary, Director.....  2,036,567   21.2

   Mark Grundy, COO, EVP, Director........................    120,293    1.2

   John Troiano, Director(3)..............................    549,500    5.5
    c/o @ONEX LLC, 712 Fifth Avenue, 40th Floor New York,
    NY 10019

   Michael R. Friedl, CFO, Treasurer......................     60,000    0.6

   Ross Teasley, VP, Marketing(5).........................        --     --

   All directors and executive officers taken as a group..  4,487,360   44.8

   Clyde Berg.............................................    933,333    9.7
    10050 Bandley Drive Cupertino, CA 95014

   @ONEX LLC(4)...........................................    525,000    5.2
    712 Fifth Avenue, 40th Floor New York, NY 10019

   Joseph McCarthy........................................    480,000    5.0
    PO Box 361256, Milpitas, CA 95036-1256

--------

(1) Except as otherwise noted, the address for each person is c/o MindArrow Systems, Inc., 101 Enterprise Suite 340, Aliso Viejo, CA 92656.

(2) Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. A person is deemed to be the beneficial holder of securities that can be acquired within 60 days from the Reference Date upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by including shares, underlying options or warrants which are exercisable currently, or within 60 days following the Reference Date, and excluding shares underlying options and warrants held by any other person.

(3) Mr. Troiano is the managing director of @ONEX LLC.

(4) @ONEX LLC is wholly-owned by Onex Corporation. Mr. Gerald W. Schwartz is the Chief Executive Officer of Onex Corporation and owns stock having a majority of the voting power of Onex Corporation's outstanding stock. Onex Corporation and Mr. Schwartz may also be deemed beneficial owners of the shares owned by @ONEX LLC. The business address of Onex Corporation and Mr. Schwartz is 161 Bay Street, Toronto, Ontario M5J 2S1, Canada.

(5) Effective March 2000, Mr. Teasley left the company.

                            SELLING SECURITY HOLDERS

   The stockholders who may from time to time offer their shares for sale pursuant to this prospectus are as follows:

                                   Shares Owned
                                     Prior to      Shares Being    Shares Owned
                                       this      Offered Pursuant   After the
Name of Selling Stockholder(1)     Offering(2)  to this Prospectus Offering(3)
------------------------------     ------------ ------------------ ------------
@ONEX LLC(4).....................    525,000         525,000           --
Alfred Abiouness.................     11,000          11,000           --
Richard Aghababian...............      6,188           6,188           --
Altech Packaging Co..............      3,300           3,300           --
Alignment Captial(5) ............    137,500         137,500           --
America First Associates Corp. ..      1,875           1,875           --
American High Growth Equities
 Retirement Trust................     18,563          18,563           --
Francis Anderson.................      2,614           2,614           --
Barclay M. Armitage..............      3,713           3,713           --
William Barclay Trust............      4,950           4,950           --
Barrington Barisic...............      1,444           1,444           --
Darin Barker.....................      2,062           2,062           --
Linda Bassin.....................      3,300           3,300           --
Steve Bauman.....................      8,334           8,334           --
Alan Beinhacker..................        412             412           --
Melissa Belyski..................        500             500           --
Jerome & Stuart Bercun...........      2,475           2,475           --
Valery Berger....................     13,750          13,750           --
Bill Berkley.....................      4,950           4,950           --
Bill & Claudia Berkley...........      6,188           6,188           --
Paul D. Berkley..................      2,475           2,475           --
Paul & Judith Berkman............      6,188           6,188           --
Gregory Beyerl...................      6,188           6,188           --
Edwin R. Bindseil................      4,400           4,400           --
Kostaki Bis......................      3,713           3,713           --
George Bisnoff...................      2,363           2,363           --
BNB Associates c/o Ben Bollag....      6,875           6,875           --
Michael Bollag...................      6,875           6,875           --
Richard Bowe.....................      3,300           3,300           --
Steven Braccini..................     12,375          12,375           --
Christopher Brothers.............      2,062           2,062           --
Alan & Cathy Buraghi.............      1,238           1,238           --
Ronald Buzard....................      2,200           2,200           --
B V H Holdings c/o Ronald
 Krinick.........................      4,400           4,400           --
John Byram.......................     34,375          34,375           --
Sean Cahill......................      5,500           5,500           --
Capitol Bay Securities...........        722             722           --
Car Cap, Co, LLC c/o Richard
 Carney..........................     11,413          11,413           --
James Carr.......................      3,300           3,300           --
Addie B. Carroll.................      1,856           1,856           --
Susan Carroll....................      1,375           1,375           --
Richard Casari...................      2,475           2,475           --
Francis Cheong...................      1,238           1,238           --
Timothy & Nadine Cherney.........      2,475           2,475           --
Robert & Phyllis Ching...........      3,988           3,988           --

                                  Shares Owned
                                    Prior to      Shares Being    Shares Owned
                                      this      Offered Pursuant   After the
Name of Selling Stockholder(1)    Offering(2)  to this Prospectus Offering(3)
------------------------------    ------------ ------------------ ------------
Robert Ching Trust...............     4,125           4,125           --
Raymond & Ellen Chow.............     4,950           4,950           --
James & Caren Cobb...............    22,000          22,000           --
Marc Cohen.......................     1,650           1,650           --
Del Coleman (Rose Inc.)..........    42,350          42,350           --
Thomas C. Coleman & Donna K.
 Norell..........................     2,200           2,200           --
Tom Coleman IRA..................     6,875           6,875           --
James F. Corcoran................     9,900           9,900           --
Edmund Cranch....................     6,600           6,600           --
Robert W. Crawford...............     3,713           3,713           --
Jonathan Cress IRA...............     3,300           3,300           --
Scott Crowther...................     3,300           3,300           --
Brad Danforth....................     2,475           2,475           --
Paul De Groot....................     8,000           8,000           --
Harvey Deckert...................     6,188           6,188           --
Daniel Denihan...................     9,900           9,900           --
Albert Digangi...................     2,475           2,475           --
David B. Doft....................     2,750           2,750           --
Jacob Doft.......................     5,500           5,500           --
John P. Donohue..................     7,425           7,425           --
Paul Dorfman.....................     1,378           1,378           --
Yakov Dumanis....................     3,300           3,300           --
Glenn & Dorothy Egli.............     2,475           2,475           --
Christopher C. Ertz..............     8,334           8,334           --
Paul Eshelby.....................     3,600           3,600           --
Clifford A. & Helen Falkenau.....     2,200           2,200           --
Tim Farrell......................     2,475           2,475           --
Aaron Feder......................     1,856           1,856           --
Dale S. Feinblatt & Jack
 Feinblatt.......................     4,400           4,400           --
Michael Fenton...................    20,950          20,950           --
Lloyd Fields.....................     3,713           3,713           --
Kevin Fight......................     9,281           9,281           --
Michael Finnell..................     3,438           3,438           --
Jacob & Elizabeth Fish...........     4,813           4,813           --
D. A. Fleming....................       800             800           --
Fred Foulkes.....................     2,475           2,475           --
Brian Frank......................       141             141           --
Matthew Frank....................     2,200           2,200           --
Henry Fredericks.................    11,000          11,000           --
Phil Fresen......................     2,063           2,063           --
Stanley Friedlander..............     3,300           3,300           --
Keith Gaeddert...................     3,713           3,713           --
Tim Gannon.......................     2,475           2,475           --
Robert Ganz(6)...................   100,000         100,000           --
Theodore Gardocki Trust..........    13,338          13,338           --
Kent Garlinghouse c/o Shadow
 Capital.........................     8,800           8,800           --
Mark Geller......................     2,475           2,475           --
Richard E. Gerzof................    37,125          37,125           --
Ray Glover.......................     3,200           3,200           --

                                   Shares Owned
                                     Prior to      Shares Being    Shares Owned
                                       this      Offered Pursuant   After the
Name of Selling Stockholder(1)     Offering(2)  to this Prospectus Offering(3)
------------------------------     ------------ ------------------ ------------
Elliot Goldberg...................     2,475           2,475             --
Stanley Goldberg..................    11,000          11,000             --
Steven Graves.....................     6,188           6,188             --
Sean Green........................     3,713           3,713             --
Paul & Linda Gridley..............     3,438           3,438             --
Mark Grundy(7)....................   120,293         100,000          20,293
Martin P. Hanly...................    30,000          30,000             --
Zachary Walker Hanson.............     5,000           5,000             --
Jordan Taylor Hanson..............     5,000           5,000             --
Clarke Isaac Hanson...............     5,000           5,000             --
John Hatsopoulos..................     1,091           1,091             --
Lawrence S. and Barbara Heller....     4,000           4,000             --
R.G. Hildreth Jr. ................     2,750           2,750             --
Daryl & Joan Hill.................     5,500           5,500             --
David Hodkinson...................     2,000           2,000             --
Douglas & Alexis Hogue............     3,300           3,300             --
Andrew Howard.....................     1,238           1,238             --
Donald R. Howren, Jr. ............     4,400           4,400             --
Roger Husted......................     6,188           6,188             --
IBT, Inc..........................    40,000          40,000             --
David Ivers.......................     4,950           4,950             --
JAOR c/o James Jacobs.............     5,500           5,500             --
Art Jenkins.......................     3,300           3,300             --
Colleen Jenkins...................     1,100           1,100             --
Irwin & Ruth Kabat................     1,320           1,320             --
Leo G. & Merle Kailas.............     3,300           3,300             --
Robert Kantor.....................    12,375          12,375             --
Gerald Kay........................     2,200           2,200             --
Frances Kehoe.....................       600             600             --
Peter Kellner.....................    13,750          13,750             --
Jerry Kessler.....................     1,650           1,650             --
Raji Khabbaz......................     1,650           1,650             --
Norman O. King....................     3,300           3,300             --
Aaron Kirzner.....................     2,200           2,200             --
Harvey Kohn.......................    16,500          16,500             --
Helen Kohn........................    89,016          89,016             --
Jeffrey Kohn......................     2,200           2,200             --
Michael Kohn......................     1,562           1,562             --
Stuart Kohn.......................     1,563           1,563             --
Leonard Korets....................     7,700           7,700             --
Lyudmila Korets...................     2,475           2,475             --
Walter Koschak....................     6,875           6,875             --
Raymond Kralovic..................    11,000          11,000             --
Ronald & Elizabeth Krinick........     3,300           3,300             --
David & Catherine Langlois........     5,500           5,500             --
Curtis Lanning....................     3,750           3,750             --
Barbara Lazarus...................     1,856           1,856             --
Eddie E. Lee......................    11,000          11,000             --
Michael Limberg...................     5,500           5,500             --

                          Shares Owned
                            Prior to      Shares Being    Shares Owned
Name of Selling               this      Offered Pursuant   After the
Stockholder(1)            Offering(2)  to this Prospectus Offering(3)
---------------           ------------ ------------------ ------------
Morris Macy.............      3,713           3,713           --
Martin Madorsky & Judith
 Richard................      6,188           6,188           --
Dante & Jeanine Maffeo..      1,238           1,238           --
Tom Manz................     10,000          10,000           --
Judy Marcucilli.........      3,300           3,300           --
Robert Margolin.........      2,063           2,063           --
James A. Martens........      9,900           9,900           --
Lewis Mason.............     20,950          20,950           --
Raina Massand...........      1,650           1,650           --
Robert Mattei...........      1,238           1,238           --
Adam McAfee(8)..........     28,050          28,050           --
George McDonnell........      3,713           3,713           --
John McMains............      5,000           5,000           --
John McNierney..........      3,713           3,713           --
Chris Meiklejohn........      9,600           9,600           --
Aris Melissarratos......      6,188           6,188           --
James Milgard...........     13,613          13,613           --
Allen Moore.............      4,400           4,400           --
Stuart Morrice..........      2,500           2,500           --
Samuel Morse............      3,300           3,300           --
Dave Mosenson...........      2,888           2,888           --
Peter Moser.............     11,000          11,000           --
Nancy Murdocco..........        600             600           --
Robert & Barbara
 Myerson................      3,713           3,713           --
Namax Corp..............     25,000          25,000           --
Irl Nathan..............     25,000          25,000           --
Barry F. Nathanson......     12,375          12,375           --
Jules Ness..............      2,475           2,475           --
Allen Notowitz..........      3,713           3,713           --
Jerry Novack............      4,400           4,400           --
Adam & Sherri Ocner.....      9,625           9,625           --
Elizabeth Olander.......      1,000           1,000           --
Jeffrey R. Olander......     30,000          30,000           --
Peter O'Neill...........      2,564           2,564           --
Peter & Rosemary
 O'Neill................     11,000          11,000           --
Walter O'Neill..........      3,713           3,713           --
Bertram Ordan...........      1,238           1,238           --
KarenAnn Orlando........        600             600           --
Anthony Pasco...........        688             688           --
Simon & Adina Pelman....      3,713           3,713           --
Jonathan Plate..........      3,713           3,713           --
Gabriel Plaut...........        127             127           --
Donald Poinsette........      3,713           3,713           --
Paul Potamianos.........      6,600           6,600           --
John & Norma Price......      2,200           2,200           --
Privet Row, Inc.........     34,375          34,375           --
Sheldon Rabin...........      9,213           9,213           --
Sol Rabinipour..........      5,500           5,500           --
Edward Raskin...........     11,000          11,000           --

                                  Shares Owned
                                    Prior to      Shares Being    Shares Owned
                                      this      Offered Pursuant   After the
Name of Selling Stockholder(1)    Offering(2)  to this Prospectus Offering(3)
------------------------------    ------------ ------------------ ------------
David Raven......................        37              37           --
Marsha & Barry Reiss.............     2,200           2,200           --
Stacey Richards..................     1,650           1,650           --
Edwin W. Richardson..............     3,300           3,300           --
Kevin Riegelsberger..............     6,875           6,875           --
Ed Roberts.......................     5,000           5,000           --
Margaret Rogers..................    13,750          13,750           --
Romar Fabrics Corp...............     3,300           3,300           --
John Rose........................     6,875           6,875           --
David Rosensaft & Debra
 Braverman.......................    22,000          22,000           --
Steven Rubel.....................     6,188           6,188           --
Pairoj Ruktanonichai.............     6,188           6,188           --
Richard Santulli c/o Executive
 Jet.............................    11,000          11,000           --
David Schneider..................     3,713           3,713           --
Thomas Schoenauer................     2,475           2,475           --
Joel Schoenfeld..................     3,713           3,713           --
Howard Shapiro...................     2,475           2,475           --
Michael L. Shinn.................     6,188           6,188           --
Alexander Slobin.................     3,300           3,300           --
Glenn H. Spears..................    12,375          12,375           --
Jerold Stern.....................    13,200          13,200           --
Cindy Stewart....................    16,775          16,775           --
Joseph & Sandra Stewart..........     3,713           3,713           --
Melissa Stewart..................    16,775          16,775           --
Sandra Stewart...................     3,438           3,438           --
Ronit Sucoff.....................    92,141          92,141           --
Iris Sultan......................       325             325           --
Ronald Sumner....................     4,400           4,400           --
David J. Tadych..................     3,300           3,300           --
Trude Taylor.....................     6,875           6,875           --
Bruce Toll.......................    55,000          55,000           --
John Troiano(4)..................    16,500          16,500           --
Adrian F. Turcotte, III..........    25,000          25,000           --
Susan Berzon Turcotte............    25,000          25,000           --
William D. Turner................     1,238           1,238           --
Harry Vidger.....................     3,713           3,713           --
Samuel Watts.....................     2,475           2,475           --
Joel & Sandra Wenacur............     4,331           4,331           --
Susan & Theodore Wenacur.........     4,950           4,950           --
Dean Willard.....................     3,713           3,713           --
Stanton & Jennifer Williams......     6,188           6,188           --
Xanadu Associates LLC............    12,375          12,375           --
Alkis P. Zingas..................    12,375          12,375           --
Simon Zunamon....................     6,188           6,188           --

--------
(1) Each selling stockholder has sole voting and investment power with respect to the Shares beneficially owned by such selling stockholder. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act. Unless otherwise indicated, each selling stockholder beneficially owns less than 1% of our outstanding common stock.

(2) The Shares listed herein include only the shares issuable upon conversion of the Series B convertible preferred stock and upon exercise of the Series B warrants and options.

(3) Assumes all of the Shares of common stock beneficially owned by the selling stockholders and registered hereunder are sold.

(4) Prior to this offering, @ONEX LLC beneficially owns 5.2% of our outstanding common stock. John Troiano, a managing director @ONEX LLC, is a member of our board of directors.

(5) Prior to this offering, Alignment Capital beneficially owns 1.3% of our outstanding common stock.

(6) Prior to this offering, Robert Ganz beneficially owns 1% of our outstanding common stock.

(7) Prior to this offering, Mark Grundy beneficially owns 1.2% of our outstanding common stock.

(8) Adam McAfee is a brother of Eric McAfee, a director, officer and significant stockholder.

                           DESCRIPTION OF SECURITIES

   We are authorized to issue up to 30,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. We have designated 1,750,000 shares as Series B preferred stock and 3 million shares as Series C preferred stock. As of February 29, 2000, there were issued and outstanding 9,692,295 shares of common stock, 1,388,073 shares of Series B preferred stock, options to purchase
2,802,100 shares of common stock and warrants to purchase 664,027 shares of common stock. In addition, through March 24, 2000, we had issued 409,225 shares of Series C preferred stock.

Common Stock

   Common stockholders are entitled to one vote per share. Subject to the preferences of outstanding preferred stock, common stockholders are entitled to receive dividends, if and when they are declared by our Board of Directors. If we go out of business and are liquidated, common stockholders will receive their proportionate share of our assets that are available to be distributed, after all other debts have been paid and the Preferred stockholders receive their distribution. The common shares have no preemptive, subscription or conversion rights nor may we redeem them.

Series A Preferred Stock

   All shares of Series A preferred stock issued by our predecessor, Wireless Netcom, were converted into shares of common stock upon the merger with eCommercial California.

Series B and Series C Preferred Stock

   The following is a brief summary of the rights, preferences, privileges and restrictions and limitations of the Series B and Series C preferred stock (the "Series B and Series C preferred") as more completely set forth in the Certificate of Designation of the Company:

   Dividends. Dividends will be payable with respect to the holders of Series B and Series C preferred when and if declared by our Board of Directors and will be non-cumulative. No dividends (other than those payable solely in common stock) will be declared or paid with respect to shares of common stock for any fiscal year until dividends in the aggregate amount of at least $0.90 and $2.25 per share, respectively, (as adjusted for any stock splits or recapitalizations) have been paid or declared and set apart with respect to the Series B and Series C preferred during such fiscal year.

   Optional Conversion. The shares of Series B and Series C preferred held by any holder may be converted into shares of common stock at any time upon the stockholder's election. The total number of shares of common stock into which a share of Series B and Series C preferred may be converted shall be determined by dividing the purchase price by the conversion price applicable to the conversion of the Series B and Series C preferred (the "Conversion Price"). The Conversion Price is currently equal to the purchase price, resulting in a conversion ratio of one-to-one, but will be adjusted in the event of stock splits, stock dividends, recapitalizations and similar events occurring with respect to our capital stock. The Conversion Price will also be subject to adjustment in the event of certain dilutive issuances of capital stock of the Company.

   Automatic Conversion. The shares of Series B preferred will be automatically converted into shares of common stock at the then-effective Conversion Price upon:

  . the effective date of a firm commitment, underwritten offering of common stock pursuant to an effective registration statement under the Securities Act, other than a registration relating solely to a transaction under Rule 145 of the Securities Act (or any successor thereto) or to any of our employee benefit plans, generating aggregate proceeds to the Company of not less than $15,000,000 (after deducting underwriters' discounts and all expenses relating to the offering) and with a per share offering price (prior to underwriters' discounts and expenses) of not less than $15.00 per share, as such per share price may be adjusted to reflect stock subdivisions, combinations or dividends with respect to such shares; or

  . the date specified by affirmative vote or written consent or agreement of the holders of not less than two-thirds (2/3) of the then-outstanding shares of Series B preferred.

   The shares of Series C preferred will be automatically converted into shares of Common Stock at the then-effective Conversion Price upon:

  . the effective date of a firm commitment, underwritten offering of Common Stock pursuant to an effective registration statement under the Securities Act, other than a registration relating solely to a transaction under Rule 145 of the Securities Act (or any successor thereto) or to any employee benefit plan of the Company, generating aggregate proceeds to the Company of not less than $25,000,000 (after deducting underwriters' discounts and expenses) of not less than $40.00 per share, as such per share price may be adjusted to reflect stock subdivisions, combinations or dividends with respect to such shares; or

  . the date specified by affirmative vote or written consent or agreement of the holder of not less than two-thirds (2/3) of the then-outstanding shares of Series C preferred.

   Antidilution Protection. If at any time while any shares of Series B and Series C preferred are outstanding the Company issues any capital stock (which includes options to acquire our capital stock and instruments convertible into our capital stock) without consideration or for consideration per share with a value less than the then-effective Conversion Price, then the Conversion Price shall be adjusted concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such issue (on a fully diluted basis) plus the number of shares of common stock which the aggregate consideration received by us for the newly-issued capital stock would purchase at the Conversion Price in effect immediately prior to such issue, and the denominator of which shall be the number of shares of common stock outstanding immediately prior to such issue (on a fully diluted basis) plus the number of additional shares of capital stock so issued; provided, however, that no such adjustment to the Conversion Price shall be made with respect to:

  . issuances to our employees, consultants, officers and directors pursuant to stock purchase or stock option plans or agreements or other incentive stock arrangements approved by our Board of Directors;

  . issuances as consideration in connection with mergers, acquisitions or other business combinations; or

  . issuances in connection with strategic investments, licensing arrangements or debt or equipment financings approved by our Board of Directors.

   Voting Rights. Holders of shares of Series B and Series C preferred are entitled to vote on all matters submitted to a vote of our stockholders. Each share of Series B and Series C preferred entitles the holder to that number of votes equal to the number of shares of common stock into which such share of Series B and Series C preferred is convertible as of the record date established for the vote of our stockholders. Fractional votes will not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series B and Series C preferred held by each holder could be converted) will be rounded to the nearest whole number (with one-half being rounded upward). Except with respect to the two seats on the Board of Directors allocated to the purchasers of the Series B preferred or as required by law, the Series B preferred will vote together with the common stock and not as a separate class.

   Board Seats. The Company's Certificates of Designation provides for a Board of Directors that consists of a minimum of three (3) and up to seven (7) members. Promptly following the Offering Termination Date, the holders of the Shares will be entitled to elect two persons to serve on the Company's Board of Directors upon the terms and conditions set forth in the Investors' Rights Agreement that is to be entered into between the Company and the purchasers of the Securities and that is a part of the Subscription Booklet attached as Exhibit "A" hereto.

   Protective Covenants. So long as shares of Series B and Series C preferred remain outstanding and for such further period as may be required by law, we will not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then outstanding Series B and Series C preferred voting separately as a class:

  . sell, convey or otherwise dispose of all or substantially all of our assets, merge with or consolidate the Company into another entity, or engage in any other form of corporate reorganization or recapitalization that would require the vote of our shareholders under applicable law;

  . increase the number of authorized shares of Series B and Series C preferred (except as a result of a stock split or combination);

  . effect an exchange, reclassification or cancellation of all or a part of the shares of Series B and Series C preferred (except as a result of a stock split or combination);

  . effect an exchange, or create a right of exchange, of all or part of the shares of another class into shares of Series B and Series C preferred;

  . alter or change the rights, preferences, privileges and restrictions of the Series B and Series C preferred;

  . authorize or issue shares of any class of stock having any rights, preferences or privileges superior to any such right, preference or privilege of the Series B and Series C preferred;

  . authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible or exchangeable for, or having option rights to purchase, any shares of our stock having any rights, preferences or privileges superior to any right, preference or privilege of the Series B and Series C preferred; or

  . reclassify any other outstanding shares of stock into shares having any right, preference or privilege superior to any such preference or priority of the Series B and Series C preferred.

   Stock Dividends, Subdivisions and Consolidations. In the event we declare or pay any dividend on the common stock payable in shares of common stock, or effect a subdivision or consolidation of the outstanding shares of common stock into a greater or lesser number of shares of common stock, then the number of shares of common stock issuable upon conversion of the Series B and Series C preferred shall be adjusted accordingly.

   Notices of Record Date. In the event that the Company shall propose at any time to:

  . declare any dividend or distribution upon the Common Stock other than the distributions to shareholders in connection with the repurchase of shares of former employees or consultants to which at least a majority of the holders of Series B and Series C preferred have consented;

  . to offer for subscription to the holders of any class or series of its capital stock any additional shares of stock of any class or series or any other rights;

  .  to effect any reclassification or recapitalization; or

  . to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then the Company will send to the holders of the Series B and Series C preferred, at least 10 days' prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights and on which such even shall take place.

   No Impairment. We will not, by amendment of the Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by us with respect to the Series B and Series C preferred but will at all times in good faith assist in the carrying out of all the provisions of the Certificate of Designation relating to conversion and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B preferred and Series C preferred against impairment.

   Redemption. Shares of Series B and Series C preferred are not redeemable by us.

   Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company for an aggregate value of less than $40.00 per share, either voluntary or involuntary, the holders of the Series B and Series C preferred shall be entitled to receive, prior and in preference to any distribution to the holders of the common stock, the amount of $9.00 and $25.00, respectively, per share (or as such amount shall be adjusted to reflect subdivisions and combinations of shares and stock dividends) for each share of Series B and Series C preferred then held by them plus an amount equal to all accrued and unpaid dividends (the "Liquidation Amount"). If upon occurrence of any such liquidation, dissolution or winding up the assets and funds available for distribution among the holders of the Series B and Series C preferred shall be insufficient to permit the payment of the full Liquidation Amount, then such assets and funds shall be distributed ratably among the holders of the Series B preferred in proportion to their respective holdings of Series B and Series C preferred. After full payment of the Liquidation Amount has been made to the holders of the Series B and Series C preferred, the remaining assets of the Company, if any, shall be distributed ratably among the holders of the common stock.

   A liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, a consolidation, merger or reorganization of the Company with or into any other corporation or entity in which the holders of our outstanding capital stock immediately before that consolidation, merger or reorganization do not retain a majority of the voting power in the surviving corporation immediately thereafter, or a sale, conveyance or disposition of all or substantially all of our assets.

   Registration Rights. Subject to certain restrictions set forth in the Investors' Rights Agreement, if at any time after the Offering Termination Date the Company files a registration statement, other than a registration solely to a corporate reorganization or other transaction on Form S-4 (or any successor thereto) or to any employee benefit plan of the Company or a registration on any registration form that does not permit secondary sales, with the Commission, the holder of the Shares and the holders of Registrable Securities will be entitled to include any of the Registrable Securities held by such persons in such registration up to a maximum of three such "piggy-back" registrations and no more than one such registration in any twelve-month period. In the event that any of such registrations are underwritten, the number of shares of Registrable Securities that the holders thereof may include in such a piggyback registration may be reduced in the underwriters of such registration determine that market factors require such a reduction.

   Subject to certain restrictions set forth in the Investors' Rights Agreement, at any time after the expiration of one (1) year following the closing of the initial underwritten offering of our common stock, the holders of Registrable Securities will be entitled to request that we file a registration statement on Form S-3 with the Commission covering the shares of Registrable Securities held by such holders, provided that the aggregate amount of Registrable Securities to be registered on such Form S-3 shall have an aggregate price to the public of not less than $1,000,000. In the event that any of such registrations are underwritten, the number of shares of Registrable Securities that the holders thereof may include in such a Form S-3 registration may be reduced if the underwriters of such registration determine that market factors require such a reduction.

   In the event that all Registrable Securities are not sold in our underwritten offering, the holders of Registrable Securities not sold may be required to execute "lock-up" agreements pursuant to which they will agree not to transfer or otherwise dispose of any Registrable Securities for a period of up to 180 days from the date of commencement of such underwritten offering without the prior written consent of the managing underwriter of such offering.

Warrants

   We have outstanding warrants to purchase common stock prices ranging from $0.10 to $11.25 per share, expiring at various dates through October 2004. The warrants for shares registered under this Registration Statement include warrants for 396,941 shares issuable at $8 per share expiring at various dates from August through November 2001, 250,000 shares issuable at $7 per share expiring in October 2004, and 15,000 shares issuable at $11.25 per share expiring in 2001.

Shares Eligible for Sale

   Sales of a substantial number of shares of common stock in the public market could adversely affect the market price for our common stock. The number of shares of common stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"). As of February 29, 2000, there were 9,692,295 shares of common stock outstanding, of which 7,604,592 were "restricted shares" under the Securities Act and 2,087,703 were freely tradable subject to the restrictions and conditions of SEC Rule 144. In addition, as of February 29, 2000, there were outstanding warrants to purchase 664,027 shares of our common stock and options to purchase 2,802,100 shares of our common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is RTT Transfers, Inc.

                                 LEGAL MATTERS

   The validity of the issuance of our securities will be passed upon for us by Gray Cary Ware & Freidenrich, LLP, Sacramento, California. Certain partners of Gray Cary Ware & Freidenrich, LLP own an aggregate of 2,000 shares of our stock.

                                    EXPERTS

   The financial statements appearing in this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed, with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information in the registration statement, the exhibits and schedules. For more information about our common stock and us, please refer to the registration statement, exhibits and schedules. Statements made in this prospectus as to the contents of any contract, agreement or other documents filed as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

   The registration statement, exhibits and schedules may be inspected without charge and copied at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC phone number is 1-800-SEC-0330.

   In addition, the SEC maintains a website that contains registration statements, reports, proxy and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address for the website is http://www.sec.gov.

                  MindArrow Systems, Inc. and Subsidiary

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants......................... F-2
Financial Statements:
 Consolidated Balance Sheets, September 30, 1999 and December 31, 1999..... F-3
 Consolidated Statements of Operations, Period from Inception (March 26,
  1999) to September 30, 1999 and the three months ended December 31,
  1999..................................................................... F-4
 Consolidated Statements of Changes in Stockholders' Equity, Period from
  Inception (March 26, 1999) to September 30, 1999 and the three months ended December 31, 1999.................................................. F-5
 Consolidated Statements of Cash Flows, Period from Inception (March 26,
  1999) to September 30, 1999 and the three months ended December 31,
  1999..................................................................... F-6
 Notes to Consolidated Financial Statements................................ F-7

               Report of Independent Certified Public Accountants

Board of Directors

MindArrow Systems, Inc. and Subsidiary

   We have audited the accompanying consolidated balance sheet of MindArrow Systems, Inc. and Subsidiary (a development stage company) as of September 30, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (March 26, 1999) through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MindArrow Systems Inc. and Subsidiary as of September 30, 1999, and the consolidated results of their operations and their consolidated cash flows for the period from inception (March 26, 1999) through September 30, 1999 in conformity with generally accepted accounting principles.

Grant Thornton LLP
Reno, Nevada

October 25, 1999 (Except for the second paragraph

 of Note H-1, as to which the date is November 5, 1999,

 and the third paragraph of Note H-1, as to which the date is March 24, 2000)

                  MindArrow Systems, Inc. and Subsidiary
                         (a development stage company)

                        CONSOLIDATED BALANCE SHEETS

                                                      September 30, December 31,
                                                          1999          1999
                                                      ------------- ------------
                                                              (unaudited)
                       ASSETS
Current Assets:
 Cash................................................ $ 4,744,741   $ 4,661,219
 Accounts receivable.................................      25,500        52,549
 Prepaid expenses....................................     108,961       184,744
 Other current assets................................      14,941        15,364
                                                      -----------   -----------
  Total current assets...............................   4,894,143     4,913,876
Cash, pledged........................................     233,890       263,820
Fixed Assets, net ...................................     936,336     1,494,238
Intangible Assets, net ..............................     744,797       750,460
Deposits.............................................      76,975        49,338
                                                      -----------   -----------
  Total assets....................................... $ 6,886,141   $ 7,471,732
                                                      ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable and accrued liabilities............ $   312,178   $   419,868
 Customer deposits...................................      30,500        55,500
 Judgement payable from acquired company.............   1,800,000     1,800,000
 Accounts payable remaining from acquired companies..     400,412       318,809
                                                      -----------   -----------
  Total current liabilities..........................   2,543,090     2,594,177
                                                      -----------   -----------
Stockholders' Equity:
 Series B Convertible Preferred Stock, $0.001 par
  value; 2,000,000 shares authorized; 1,085,573 and
  1,388,073 shares issued and outstanding as of
  September 30, 1999 and December 31, 1999;
  $8,684,584 and $11,104,584 aggregate liquidation
  preference as of September 30, 1999 and
  December 31, 1999..................................       1,086         1,388
 Common Stock, $0.001 par value; 20,000,000 shares
  authorized; 9,536,623 and 9,585,583 shares issued
  and outstanding as of September 30, 1999 and
  December 31, 1999 .................................       9,537         9,586
 Additional paid-in capital..........................   7,211,449     9,680,990
 Deficit accumulated during the development stage....  (2,284,546)   (4,263,334)
 Unearned stock-based compensation...................    (594,475)     (551,075)
                                                      -----------   -----------
  Total stockholders' equity.........................   4,343,051     4,877,555
                                                      -----------   -----------
                                                      $ 6,886,141   $ 7,471,732
                                                      ===========   ===========

     The accompanying notes are an integral part of these statements.

                  MindArrow Systems, Inc. and Subsidiary
                         (a development stage company)

                   CONSOLIDATED STATEMENTS OF OPERATIONS


                                For the period                   Cumulative
                                from inception  Three Months   from inception
                               (March 26, 1999)    Ended      (March 26, 1999)
                               to September 30, December 31,  to December 31,
                                     1999           1999            1999
                               ---------------- ------------  ----------------
                                                (Unaudited)     (Unaudited)
Revenues......................   $     6,250    $    29,390     $    35,640
                                 -----------    -----------     -----------
Operating expenses:
 Development..................       320,766        385,651         706,417
 Production...................       139,674        164,814         304,488
 Sales and marketing..........     1,060,795        715,090       1,775,885
 General and administration...       684,343        671,223       1,355,566
 Depreciation and
  amortization................       107,892        122,069         229,961
                                 -----------    -----------     -----------
                                   2,313,470      2,058,847       4,372,317
                                 -----------    -----------     -----------
Operating loss................    (2,307,220)    (2,029,457)     (4,336,677)
Interest income...............        24,274         52,269          76,543
Provision for income taxes....        (1,600)        (1,600)         (3,200)
                                 -----------    -----------     -----------
  Net loss....................   $(2,284,546)   $(1,978,788)    $(4,263,334)
                                 ===========    ===========     ===========
Basic and diluted loss per
 share........................   $     (0.26)   $     (0.21)    $     (0.47)
                                 ===========    ===========     ===========
Shares used in computation of
 basic and diluted loss per
 share........................     8,751,760      9,556,737       9,016,188
                                 ===========    ===========     ===========

     The accompanying notes are an integral part of these statements.

                  MindArrow Systems, Inc. and Subsidiary
                         (a development stage company)

        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY

                                                                                       Deficit
                        Series B                                                     Accumulated
                    Preferred Stock     Common Stock      Additional                 During the     Unearned
                    ---------------- -------------------    Paid-In    Subscriptions Development  Stock-Based
                     Shares   Amount   Shares    Amount     Capital     Receivable      Stage     Compensation    Total
                    --------- ------ ----------  -------  -----------  ------------- -----------  ------------ -----------
Balance, March
 26, 1999.......          --  $  --         --   $   --   $       --     $    --     $       --    $     --    $       --
Sale of common
 stock, net of
 issuance
 costs..........          --     --   4,000,000    4,000          595         --             --          --          4,595
Issuance of
 common stock
 for acquisition
 of Zap
 International,
 Inc. ..........          --     --   2,640,000    2,640          --          --             --          --          2,640
Reclassifications
 of $.001 common
 stock..........          --     --  (6,640,000)  (6,640)        (595)        --             --          --         (7,235)
Issuance of
 $.001 common
 stock in
 connection with
 reclassification
 of equity......          --     --   8,758,033    8,758          595         --             --          --          9,353
Assumption of
 liabilities and
 subscription
 receivable in
 connection with
 recapitalization..       --     --         --       --    (2,570,000)    (47,000)           --          --     (2,617,000)
Sale of common
 stock, net of
 issuance
 costs..........          --     --     475,118      475      941,929         --             --          --        942,404
Issuance of
 common stock
 pursuant to
 exercise of
 warrants.......          --     --     233,613      234       23,123         --             --          --         23,357
Issuance of
 common stock at
 a discount as
 compensation
 for services...          --     --      39,859       40       54,028         --             --          --         54,068
Issuance of
 common stock as
 compensation
 for services...          --     --      30,000       30      239,970         --             --          --        240,000
Sales of
 preferred
 stock, net of
 issuance
 costs..........    1,085,573  1,086        --       --     7,759,406         --             --          --      7,760,492
Compensation
 expense on
 option and
 warrant
 grants.........          --     --         --       --       167,923         --             --          --        167,923
Unearned
 compensation on
 option and
 warrant
 grants.........          --     --         --       --       594,475         --             --     (594,475)          --
Collection of
 subscriptions
 receivable.....          --     --         --       --           --       47,000            --          --         47,000
Net loss........          --     --         --       --           --          --      (2,284,546)        --     (2,284,546)
                    --------- ------ ----------  -------  -----------    --------    -----------   ---------   -----------
Balance,
 September 30,
 1999...........    1,085,573  1,086  9,536,623    9,537    7,211,449         --      (2,284,546)   (594,475)    4,343,051
Sales of
 preferred
 stock, net of
 issuance
 costs..........      302,500    302        --       --     2,392,679         --             --          --      2,392,679
Issuance of
 common stock
 pursuant to
 exercise of
 options and
 warrants.......          --     --      48,960       49          472         --             --          --            521
Compensation
 expense on
 option and
 warrant
 grants.........          --     --         --       --        76,390         --             --       43,400       119,790
Net loss........          --     --         --       --           --          --      (1,978,788)        --     (1,978,788)
                    --------- ------ ----------  -------  -----------    --------    -----------   ---------   -----------
Balance,
 December 31,
 1999
 (Unaudited)....    1,388,073 $1,388  9,585,583  $ 9,586  $ 9,680,990    $    --     $(4,263,334)  $(551,075)  $ 4,877,555
                    ========= ====== ==========  =======  ===========    ========    ===========   =========   ===========

     The accompanying notes are an integral part of these statements.

                  MindArrow Systems, Inc. and Subsidiary
                         (a development stage company)

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                       For the
                                     period from    For the
                                      inception      three     Cumulative From
                                     (March 26,     months        Inception
                                      1999) to       ended     (March 26, 1999)
                                    September 30,  December    to December 31,
                                        1999       31, 1999          1999
                                    ------------- -----------  ----------------
                                                  (unaudited)    (unaudited)
Cash flows from operating
 activities:
 Net loss..........................  $(2,284,546) $(1,978,788)   $(4,263,334)
 Adjustments to reconcile net loss
  to net cash used in operations:
  Depreciation and amortization....      107,892      122,069        229,961
  Non-cash charges due to stock
   issuances.......................      294,068          --         294,068
  Non-cash charges due to stock
   option and warrant grants.......      167,923      119,790        287,713
  Increase in accounts receivable..      (24,500)     (27,049)       (51,549)
  Increase in prepaid expenses.....      (98,743)     (75,783)      (174,526)
  Increase in other current
   assets..........................      (14,941)        (423)       (15,364)
  Decrease (Increase) in deposits..      (76,975)      27,637        (49,338)
  Increase (Decrease) in accounts
   payable and accrued
   liabilities.....................     (113,866)     107,690         (6,176)
  Decrease in accounts payable from
   acquired companies..............          --       (81,603)       (81,603)
  Increase in customer deposits....       30,500       25,000         55,500
                                     -----------  -----------    -----------
   Net cash used in operations.....   (2,013,188)  (1,761,460)    (3,774,648)
                                     -----------  -----------    -----------
Cash flows from investing
 activities:
 Increase in cash--pledged.........     (233,890)     (29,930)      (263,820)
 Cash acquired in acquisition......        2,898          --           2,898
 Purchases of fixed assets.........     (987,915)    (653,025)    (1,640,940)
 Purchases of patents and
  trademarks.......................      (44,226)     (32,609)       (76,835)
                                     -----------  -----------    -----------
   Net cash used in investing
    activities.....................   (1,263,133)    (715,564)    (1,978,697)
                                     -----------  -----------    -----------
Cash flows from financing
 activities:
 Principal payments on notes
  payable..........................     (756,786)         --        (756,786)
 Payment received on subscriptions
  receivable.......................       47,000          --          47,000
 Proceeds from issuance of
  preferred stock..................    7,760,492    2,392,981     10,153,473
 Proceeds from issuance of common
  stock............................      970,356          --         970,356
 Proceeds from warrant exercises...          --           521            521
                                     -----------  -----------    -----------
   Net cash provided by financing
    activities.....................    8,021,062    2,393,502     10,414,564
                                     -----------  -----------    -----------
Net Increase (Decrease) in cash....    4,744,741      (83,522)     4,661,219
Cash, beginning of period..........          --     4,744,741            --
                                     -----------  -----------    -----------
Cash, end of period................  $ 4,744,741  $ 4,661,219    $ 4,661,219
                                     ===========  ===========    ===========
Cash paid for income taxes.........  $       --   $       --     $       --
                                     ===========  ===========    ===========
Cash paid for interest.............  $       --   $       --     $       --
                                     ===========  ===========    ===========
Supplemental disclosure of noncash
 investing and financing
 activities:
 The Company acquired its
  subsidiary (Zap International,
  Inc.) for 2,640,000 shares of
  common stock.....................  $     2,640  $       --     $     2,640
                                     ===========  ===========    ===========
 Assumption of liabilities in
  connection with
  recapitalization.................  $(2,570,000) $       --     $(2,570,000)
                                     ===========  ===========    ===========

     The accompanying notes are an integral part of these statements.

                  MindArrow Systems, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   September 30, 1999 (data relating to December 31, 1999 is unaudited)

Note A--The Company and Summary of Significant Accounting Policies

   MindArrow Systems, Inc., a Delaware corporation ("MindArrow" or the "Company"), develops and markets proprietary interactive sales and marketing automation ("SMA") systems, the goal of which is to enhance profitability of the Company's customers and improve their customer relationships.

   The Company's proprietary technology enables companies to deliver highly compressed, rich content, multimedia files as email attachments that combine high quality audio and video, graphics, animation, chat, hypertext links, and telecommunication links (an "eCommercial"). This asynchronous delivery and compression technology embedded in an eCommercial provides very high response rates without requiring online connectivity.

   The Company was founded on March 26, 1999 and incorporated as eCommercial.com, Inc., a California corporation, on April 9, 1999.

   On April 16, 1999, the Company acquired all of the outstanding common stock of Zap International, ("Zap"), in exchange for 2,640,000 shares of Common Stock. The transaction was recorded using the purchase method of accounting (see Note F). Pro forma disclosures are not meaningful as Zap did not have significant operations.

   On April 19, 1999, Wireless Netcom, Inc. (a non-operating Nevada corporation) acquired all of the outstanding shares of the Company. For accounting purposes, the acquisition is treated as a recapitalization with the Company as the acquirer (a reverse acquisition). Pro forma information is not presented since the transaction is not a business combination (see Note F).

   Effective March 31, 2000, the Company changed its name from eCommercial.com, Inc. to MindArrow Systems, Inc. and its state of incorporation from Nevada to Delaware. There was no impact to the Company's financial condition or results of operations as a result of the reincorporation and name change.

1. Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.

2. Interim Financial Statements

   The financial statements for the three months ended December 31, 1999 are unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the Company's financial position and results of operations for such period have been included. The results for the three months ended December 31, 1999 are not necessarily indicative of the results that may be expected for the year ending September 30, 2000.

3. Revenue Recognition

   The Company's revenues are derived from the production and delivery of eCommercials as a part of comprehensive direct-response advertising campaigns developed for each of its customers. eCommercials are delivered to targeted email subscribers through email subscriber programs utilizing the Company's unique personalization technology. The Company's eCommercial production services include theme development, eCommercial design and layout, video production, special effects, link recommendations, hyperlink page design

                  MindArrow Systems, Inc. and Subsidiary
and creation, reporting and sales cycle consultation. Revenue for consultation and production services is recognized when the services are rendered. Revenue for delivery services is recognized when the eCommercials are delivered. Revenues from sponsorship arrangements will be recognized at the time of delivery. Revenues from revenue-sharing arrangements will be recognized as transactions are completed.

   Customers are generally billed in advance of production and delivery of eCommercials. Accordingly, customer deposits include the customer prepayments less the portion of service that has been completed.

4. Product Development

   The company expenses costs associated with software developed or obtained for internal use in the preliminary project stage and, thereafter, capitalizes costs incurred in the developing or obtaining of internal use software. Capitalized costs are amortized over their useful life. Periodically, management evaluates the estimated useful life of intangible assets based upon projected future undiscounted cash flows. Other costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred.

5. Depreciation and Amortization

   Property and equipment, including leasehold improvements, are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally two to five years. Goodwill, patents, and trademarks are included in intangible assets and carried at cost less accumulated amortization, which is being provided on a straight-line basis over the economic lives of the respective assets, generally seven years. The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and recognizes impairments, if any, based on expected discounted future cash flows.

6. Income Taxes

   Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

   At September 30, 1999, the Company has a deferred tax asset of approximately $342,000 resulting from net operating loss for the period March 26, 1999 through September 30, 1999. The Company has provided for a valuation allowance of $342,000 at September 30, 1999. The Provision for Income taxes on the accompanying Consolidated Statement of Operations represents the minimum California franchise tax.

7. Stock-Based Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

                  MindArrow Systems, Inc. and Subsidiary

8. Basic and Diluted Net Income (Loss) Per Share

   Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income
(loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares were excluded from the computation as their effect was anti-dilutive (see Note H).

9. Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

10. Cash and Cash Equivalents

   All highly liquid instruments with an original maturity of three months or less are considered cash equivalents, those with original maturities greater than three months and current maturities less than twelve months from the balance sheet date are considered short-term investments, and those with maturities greater than twelve months from the balance sheet date are considered long-term investments.

   As of September 30, 1999, the Company had a Certificate of Deposit account that was pledged to collateralize an irrevocable letter of credit related to the lease for the Company's headquarters. The letter of credit amount will decrease by 50% in December 2000 and expire in December 2001. Additionally in December 1999 a second Certificate of Deposit was pledged related to the New York office space. The pledged cash is carried as a long-term asset on the accompanying consolidated balance sheet.

11. Concentration of Credit Risk

   Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents, and accounts receivable. Substantially all of the Company's cash and cash equivalents are held in one financial institution. As of September 30, 1999 and December 31, 1999, the carrying amount of cash in bank was $4,978,631 and $4,925,039, and the bank balance was $5,239,321 and $5,009,458, of which
$100,000 was FDIC insured. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and will maintain reserves for potential credit losses as the need arises.

12. Comprehensive Income

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income," which has been adopted by the Company. SFAS 130 establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation

                  MindArrow Systems, Inc. and Subsidiary
adjustments and unrealized gains and losses on available-for-sale securities. As none of these components have impacted the Company, adjustments for comprehensive income have not been made to the accompanying consolidated financial statements.

13. Segments

   In June 1997, the FASB issued SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company believes that it does not operate in more than one segment.

14. Fair Value of Financial Instruments

   The fair value of financial instruments approximates their carrying amounts.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), and in July 1999 issued Financial Accounting Standard No. 137,"Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133" (SFAS 137). SFAS 137 delayed the effective date for SFAS 133 to fiscal years beginning after June 15, 2000. The Company does not believe that this statement will have a material effect on its financial position or results of operations.

Note B--Development Stage

   From inception (March 26, 1999) to December 31, 1999, the Company was a development-stage company. In January 2000, significant principal operations commenced. As shown in the accompanying financial statements, the Company incurred a net loss of $2,284,546 for the period ended September 30, 1999 and $1,978,788 for the three months ended December 31, 1999 and did not have significant revenues. The future of the Company is dependent upon its ability to generate sufficient cash flows from revenues to cover operating costs. Until such time, however, the Company expects to seek financing through a combination of private placements and/or public offerings. There is no assurance, however, that such plans will be completed or, if completed, will generate sufficient funds to enable the Company to meet its obligations as they come due. As of March 24, 2000, the Company had issued 409,025 shares of Series C Preferred Stock for $25 per share. Net proceeds were $10,225,625 (see Note H-1).

                  MindArrow Systems, Inc. and Subsidiary

Note C--Fixed Assets

   Fixed assets, at cost, consist of the following:

                                                      September 30, December 31,
                                                          1999          1999
                                                      ------------- ------------
                                                                    (Unaudited)
Computer equipment...................................   $668,361     $  944,734
Office equipment.....................................     10,723         18,975
Furniture and fixtures...............................    118,246        147,522
Leasehold improvements...............................        --         362,036
Production equipment.................................        --         140,630
Software.............................................     21,451         33,927
                                                        --------     ----------
                                                         818,781      1,647,824
Less accumulated depreciation........................    (58,463)      (153,586)
                                                        --------     ----------
                                                         760,318      1,494,238
Construction in progress.............................    176,018            --
                                                        --------     ----------
                                                        $936,336     $1,494,238
                                                        ========     ==========

Note D--Intangible Assets

   Intangible assets consist of the following:

                                                      September 30, December 31,
                                                          1999          1999
                                                      ------------- ------------
                                                                    (Unaudited)
Patents and trademarks...............................   $ 44,226      $ 76,835
Goodwill.............................................    750,000       750,000
                                                        --------      --------
                                                         794,226       826,835
Less accumulated amortization........................    (49,429)      (76,375)
                                                        --------      --------
                                                        $744,797      $750,460
                                                        ========      ========

Note E--Commitments and Contingencies

1. Operating Leases

   In June 1999, the Company entered into a non-cancelable five-year operating lease for its primary facilities in Aliso Viejo, California and took occupancy in December 1999. Rent expense increased to $29,642 per month through May 2002 and $30,878 per month through the remaining term of the lease, which expires in November 2004. The lease contains a five-year renewal option from the date of expiration.

                  MindArrow Systems, Inc. and Subsidiary

   In September 1999, the Company entered into a non-cancelable five-year sublease for a satellite office in Cupertino, California. The lease calls for minimum monthly rental payments ranging from $10,091 per month at the start of the lease and gradually increasing to $13,358 per month by the end of the lease. The sublessor is a company related to two significant stockholders, one of whom is an officer and director of the Company. The sublease terms are identical to the terms of the sublessor's lease with the landlord, and are favorable to the terms the Company would have been able to acquire on its own.

   The minimum lease payments for operating leases for the years ending September 30 are as follows:

   Year ending September 30,
   -------------------------
   2000............................................................. $  459,896
   2001.............................................................    506,972
   2002.............................................................    518,305
   2003.............................................................    529,629
   2004.............................................................    519,668
   Thereafter.......................................................     61,755
                                                                     ----------
                                                                     $2,596,225
                                                                     ==========

Rent expense for the period from inception (March 26, 1999) to September 30, 1999 amounted to $43,148.

Rent expense for the three months ended December 31, 1999 amounted to $108,761.

2. Legal Proceedings

   From time to time the Company is subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks, copyrights and other intellectual property rights. Except as described below, the Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's consolidated financial position or results of operations.

   The Company has been named as a defendant in an action seeking damages, (the "Voxel Claim") in connection with an Asset Purchase Agreement, dated as of November 25, 1998, pursuant to which Wireless Netcom, Inc. had proposed to acquire the assets of Voxel, Inc. The Company has accrued $1.8 million in estimated damages as a portion of the liabilities assumed during the recapitalization. Pursuant to an indemnity agreement, a significant shareholder, who is also an officer and director, has agreed to reimburse the Company in common stock or cash, at his option, any amounts paid to the plaintiffs. Any reduction in the amount due or any amounts received in reimbursement will be recorded as additional paid-in capital at the time such amounts are received.

   In October 1999, the court ruled in favor of the plaintiffs and awarded them $1.8 million in damages. In January 2000 the Company appealed the judgement and pledged a $2 million Certificate of Deposit with the court.

Note F--Acquisition

1. Acquisition of Zap International, Inc.

   On April 16, 1999, the Company completed the acquisition of all outstanding shares of Zap International, Inc. ("Zap"), for 2,640,000 shares of Common Stock. Zap was a software company which had developed technology that enabled generation of highly compressed multimedia files that combine audio, video, graphics and hypertext links, and form the foundation of eCommercials. The acquisition was accounted for as a

                  MindArrow Systems, Inc. and Subsidiary
purchase. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. Zap is now a wholly owned subsidiary of the Company.

   The total purchase price of the acquisition was $2,640, which is 2,640,000 shares at a value of $.001. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Goodwill has resulted from the excess costs over fair value of net assets acquired.

   Goodwill.......................................................... $ 750,000
   Tangible assets acquired..........................................     1,000
   Liabilities assumed...............................................  (748,360)
                                                                      ---------
                                                                      $   2,640
                                                                      =========

   Goodwill is being amortized on a straight-line basis over seven years. Amortization expense of goodwill was $49,107 for the period from inception (March 26, 1999) to September 30, 1999 and $26,786 for the three months ended December 31, 1999.

2. Recapitalization

   On April 19, 1999, Wireless Netcom, Inc. (a Nevada corporation) acquired all of the outstanding common stock of the Company. For accounting purposes, the acquisition is treated as a recapitalization with the Company as the acquirer (a reverse acquisition). Pro forma information is not presented since the transaction is not a business combination. The founding stockholders of eCommercial.com., Inc. exchanged their common stock for 6,640,000 shares of common stock (approximately 76% of the outstanding common stock) of Wireless Netcom, Inc. In connection with the recapitalization, Wireless Netcom, Inc. changed its name to eCommercial.com, Inc., and the Company assumed liabilities of $2,570,000.

   At the time of the recapitalization described above, Wireless Netcom had 178,502 common stock warrants outstanding. The exercise price of the warrants was $0.10 per share, and they generally expire on May 15, 2000.

Note G--Strategic Alliances

   In July 1999, the Company entered into a strategic alliance with Lockheed Martin ("Lockheed"), whereby, Lockheed and the Company will work together to serve mutual customers. Lockheed was issued 30,000 shares of common stock as part of the agreement, for which the Company recognized a non-cash charge of $240,000.

Note H--Stockholders' Equity

1. Series B and C Convertible Preferred Stock

   As of December 31, 1999, the Company had issued 1,388,073 shares of Series B Preferred Stock for $8 per share in a private placement which closed in December 1999. Net proceeds were $10,153,473.

   In October 1999, the Company entered into a strategic investment agreement with @ONEX LLC, ("Onex"). Under the terms of the agreement, Onex made a $1,000,000 investment into the private placement of Series B Convertible Preferred Stock, and has the option to invest another $1,000,000 under the same terms. The option expires on March 31, 2000. Further, Onex received warrants to purchase 250,000 shares of common stock at the price of $7 per share.

                  MindArrow Systems, Inc. and Subsidiary

   As of March 24, 2000, the Company had issued 409,025 shares of Series C preferred stock for $25 per share. Net proceeds were $10,225,625. Dividends are payable to holders of Series B and C Preferred Stock when and if declared by the Company and will be non-cumulative. No dividends (other than those payable solely in Common Stock) will be declared or paid with respect to shares of Common Stock until dividends in the aggregate amount of at least $0.90 and $2.25 per share, have been paid or declared on the Series B and C Preferred, respectively.

   Holders of shares of Series B and C Preferred are entitled to vote on all matters submitted to a vote of the stockholders. Each share of Series B and C Preferred entitles the holder to the number of votes equal to the number of shares of Common Stock into which the Series B and C Preferred is convertible as of the record date established for the vote of the stockholders.

   Each share of Series B and C Preferred may be converted into one share of common stock at any time upon the stockholder's election. The shares of Series B and C Preferred will be automatically converted into shares of common stock upon (i) the effective date of a firm commitment, underwritten public offering of common stock pursuant to an effective registration statement under the Securities Act, other than a registration relating solely to a transaction under Rule 145 of the Securities Act or to any employee benefit plan of the Company, generating aggregate proceeds to the Company of not less than $15,000,000 (after deducting underwriters' discounts and all expenses relating to the offering) and with a per share offering price (prior to underwriters' discounts and expenses) of not less than $15.00 per share, as such per share price may be adjusted to reflect stock subdivisions, combinations or dividends with respect to such shares, or (ii) the date specified by affirmative vote or written consent or agreement of the holders of not less than two-thirds ( 2/3) of the then outstanding shares of Series B and C Preferred.

   In the event of liquidation, the holders of the Series B and C Preferred shall be entitled to receive, prior to and in preference to any distributions to the holders of common stock, $8.00 per share of Series B and C Preferred plus any accrued but unpaid dividends if and when declared by the Board of Directors.

   In connection with the private placement of Series B Preferred stock, warrants to purchase 385,091 shares of common stock at $8 per share were granted to investors and the placement agent. These warrants expire in August to December 2001.

   In connection with the private placement of Series C Preferred stock, warrants to purchase 40,903 shares of common stock at $25 per share were granted to investors. These warrants expire in March 2002.

2. Common Stock

   Upon initial incorporation, the Company issued 4,000,000 shares of common stock with a par value of $0.001 to its founders at par. It subsequently issued 475,118 shares in a private placement. Net proceeds from both transactions were $946,999.

   During the period from inception (March 26, 1999) to September 30, 1999, a total of 233,613 shares of common stock were issued upon warrant exercises. Total proceeds amounted to $23,357. During the three months ended December 31, 1999 48,960 shares were issued upon warrant and option exercises. Total proceeds amounted to $521.

   During the period from inception (March 26, 1999) to September 30, 1999, a total of 69,859 shares were issued as compensation for services. The Company recorded compensation expense in the amount of $294,068. Such amounts are inclusive of the shares issued to Lockheed (see Note G).

                  MindArrow Systems, Inc. and Subsidiary

3. Warrants

   At the time of its acquisition of Zap, warrants to purchase 5,200 shares of common stock at $5 per share were granted to a former Zap creditor. These warrants expire in April 2004. In connection with the issuance of the warrants, the Company recognized an expense of $1,508, which was the fair value of the warrants at the time of issuance.

   In connection with the private placement of common stock, warrants to purchase 183,500 shares were granted at exercise prices ranging from $0.10 per share to $0.50 per share, and expire in May 2000.

   Warrants to purchase 15,000 shares of common stock at $11.25 per share have been granted to a customer. They expire in May 2001. In connection with the issuance of the warrants, the Company recognized an expense of $25,950, which was the fair value of the warrants at the time of issuance.

   Warrants to purchase 635,091 shares of common stock were issued in connection with the placement of the Series B preferred stock.

   As of September 30, 1999 and December 31, 1999, a total of 476,340 and 764,970 warrants were outstanding, with exercise prices ranging from $0.10 to $11.25 and expiring at various times through April 2004.

4. Options

   In April 1999, the Company adopted the 1999 Stock Option Plan (the "Plan"). As amended, the Plan reserves 3,000,000 shares of common stock for grants to employees.

   Pursuant to the consummation of the reverse merger of Wireless Netcom, the Company assumed and discontinued the Wireless Netcom 1997 Stock Option Plan (the "Wireless Plan"). There were no outstanding options under the Wireless Plan.

   Under the Plan, incentive stock options may be granted to employees, directors, and officers of the Company and non-qualified stock options and stock purchase rights may be granted to consultants, employees, directors, and officers of the Company. Options granted under the Plan are for periods not to exceed ten years and must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant, as determined by the Board of Directors. Options granted to shareholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant, as determined by the Board of Directors. Options granted under the Stock Plan generally vest 33% after the first year of service and ratably each quarter over the remaining twenty-four month period.

   The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. If the Company had elected to recognize compensation cost on the fair market value at the grant dates for awards under the stock option plan, consistent with the method prescribed by SFAS No. 123, net income and income per share would have been changed to the pro forma amounts indicated below:

                                             Period ended    Three months ended
                                          September 30, 1999 December 31, 1999
                                          ------------------ ------------------
                                                                (Unaudited)
   Net loss--
     As reported.........................    $(2,284,546)       $(1,978,788)
     Pro forma...........................     (2,434,063)        (2,167,627)
   Basic and diluted loss per share--
     As reported.........................    $     (0.26)       $     (0.21)
     Pro forma...........................          (0.28)             (0.23)

                  MindArrow Systems, Inc. and Subsidiary

   The fair value of the Company's stock options was estimated as of the grant date using the Black-Scholes option pricing model with the following weighted average assumptions for the period ended September 30, 1999 and December 31, 1999: dividend yield of 0.0%, expected volatility of 50%, risk free interest rate of 6.5%, and an expected holding period from 1 to 3 years. The following table summarizes activity under the Company's stock option plan:

                                                          Three months ended
                                 Period ended             December 31, 1999
                              September 30, 1999             (Unaudited)
                          --------------------------- ---------------------------
                                     Weighted Average            Weighted Average
                           Shares     Exercise Price   Shares     Exercise Price
                          ---------  ---------------- ---------  ----------------
Outstanding at beginning
 of period..............        --          --        2,070,500        3.13
Granted.................  2,131,500       $3.08         828,000        9.86
Exercised...............        --          --          (43,750)       1.00
Forfeited/expired.......    (61,000)       1.11        (178,250)       6.11
                          ---------                   ---------
Outstanding at end of
 period.................  2,070,500       $3.13       2,676,500       $5.02
                          =========                   =========
Weighted average fair
 value of options
 granted during period..      $1.03                       $2.71
                          =========                   =========

                                                                      Stock Options
                                 Stock Options Outstanding at    Exercisable at September
                                      September 30, 1999                 30, 1999
                               --------------------------------- ------------------------
      Range of                 Weighted Average Weighted Average         Weighted Average
   Exercise Prices    Shares   Contractual Life  Exercise Price  Shares   Exercise Price
   ---------------   --------- ---------------- ---------------- ------- ----------------
   $1.00
    to
    $4.00            1,503,000       5.0             $1.20       359,666      $1.33
   $7.00
    to
    $10.00             567,500       5.6              8.26        31,000       8.65
                     ---------                                   -------
                     2,070,500       5.1             $3.08       390,666      $1.91
                     =========                                   =======

                                                                      Stock Options
                                 Stock Options Outstanding at    Exercisable at December
                                       December 31, 1999                 31, 1999
                               --------------------------------- ------------------------
      Range of                 Weighted Average Weighted Average         Weighted Average
   Exercise Prices    Shares   Contractual Life  Exercise Price  Shares   Exercise Price
   ---------------   --------- ---------------- ---------------- ------- ----------------
   $1.00
    to
    $4.00            1,421,000       4.7             $1.21       419,332      $1.29
   $7.00
    to
    $10.00             976,000       5.6              8.35        51,000       8.78
   $12.00
    to
    $15.00             279,500       6.0             12.79           --         --
                     ---------                                   -------
                     2,676,500       5.2             $5.02       470,332      $2.10
                     =========                                   =======

   Through September 30, 1999, the Company recorded compensation expense in the amount of $167,923 related to certain stock options and warrants. As of December 31, 1999 approximately $551,000 remains to be amortized over the remaining vesting periods of the options. For the three months ended December 31, 1999 the Company recorded compensation expense in the amount of $119,790 related to certain stock options and warrants.

Note I--Employment Contracts

   The Company has employment agreements and arrangements with certain executive officers. The agreements generally continue until terminated by the executive or the Company, and provide for severance payments under certain circumstances. As of September 30, 1999 and December 31, 1999, if all of the employees under these contracts were to be terminated by the Company, the Company's liability would be approximately $1.3 million.

                  MindArrow Systems, Inc. and Subsidiary

Note J--Profit Sharing Plan


   Effective October 1, 1999, the Company implemented a 401(k) Profit Sharing Plan (the "Plan") for its full-time employees. Each participant in the Plan may elect to contribute from 1% to 17% of his or her annual compensation to the Plan. The Company does not yet make matching contributions. However, at its option, the Company may match employee contributions at a rate of 25%, up to 6% of the Employee's salary. Employee contributions are fully vested, whereas vesting in matching Company contributions occurs at a rate of 33.3% per year of employment.

                                    PART II:

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13: Other Expenses of Issuance and Distribution

   The estimated expenses payable in connection with the issuance and distribution of the securities being registered are as follows:

   SEC registration fee............................................... $ 26,158
   Legal fees and expenses............................................   50,000
   Accounting fees and expenses.......................................   30,000
   Printing and engraving expense.....................................   30,000
   Transfer agent fees and expenses...................................    2,500
   Miscellaneous......................................................    2,500
                                                                       --------
     TOTAL............................................................ $141,158
                                                                       ========

   Except for the SEC registration fee, the above amounts are estimated.

Item 15: Recent Sales of Unregistered Securities

   Transactions prior to April 1999 were initiated by Wireless Netcom and its predecessor company, Rubicon Sports. As described in the following paragraphs, all preferred shares and convertible debt balances were converted into common stock upon the merger of Wireless Netcom and eCommercial California in April 1999. As of February 29, 2000, we had only Series B preferred stock and common stock outstanding.

   On May 23, 1997, we undertook a private debt offering of $130,000 (the "Bridge Financing"), pursuant to the exemption from registration provided by Rule 506 of the Act. The Bridge Notes had a term of six (6) months, and bore simple interest at the rate of 8.5% per annum, payable at maturity. Investors in the Bridge Financing were issued warrants to purchase an aggregate of 5,000 shares of our common stock ("Bridge Financing Investor Warrants"). Bridge Financing Investor Warrants are exercisable for a term of three (3) years at an exercise price of the lesser of $.10 per share, or 50% of the initial public offering price of the common stock. The Bridge Notes were secured by our assets as evidenced by the filing of a Financing Statement pursuant to the Uniform Commercial Code. In addition, the Placement Agent received warrants to purchase 5,000 shares of common stock, exercisable on terms equivalent to the Bridge Financing Investor Warrants. The Bridge Notes have been paid in full.

   In June 1997, we undertook a private offering of 9% Series A Cumulative Convertible preferred stock ("Series A preferred") at the price of $2.50 per share. The June 1997 Offering was made pursuant to the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Act and applicable Blue Sky laws. We sold 892,400 shares of Series A preferred to 67 accredited investors and received gross proceeds of $2,231,000. We issued warrants to purchase 7,428 shares of common stock at a price of $0.10 in connection with this Offering. Concurrent with the merger of Wireless Netcom and eCommercial California, all Series A preferred shares were converted into 743,658 shares of our common stock.

   In June 1998, we undertook a private offering of non-interest bearing Promissory Notes (the "Notes") maturing twelve (12) months from the date of issuance. Originally, the Notes were convertible into common stock by each investor no earlier than thirty (30) days following commencement of trading of our common stock on the OTC Bulletin Board. We received subscriptions totaling $500,000 from 16 accredited investors. Concurrent with the merger of Wireless Netcom and eCommercial California, these Notes were converted into 166,667 shares of our common stock.

   In July 1998, we undertook a $500,000 private offering of 6% Convertible Promissory Notes to six accredited investors. Originally, the Notes matured twelve (12) months from the date of issuance and were convertible into common stock thirty (30) days following commencement of trading of our common stock on the OTC Bulletin Board. The number of shares into which the Notes were convertible was determined by dividing the dollar amount of such amount by the preceding five (5) day average closing bid price of the Shares, discounted by twenty percent (20%), as quoted on the OTC Bulletin Board. Concurrent with the merger of Wireless Netcom and eCommercial California, these Notes were converted into 166,667 shares of our common stock.

   In April 1999, we undertook a private placement of our common stock, at a price of from $1 to $4 per share ("April 1999 Offering"). The April 1999 Offering was made pursuant to the exemptions from registration provided by
Section 4(2) of the Act, and Rule 505 promulgated thereunder, and the applicable blue sky laws. We received proceeds of $942,404 and issued 475,118 shares of common stock thereunder. The April 1999 Offering closed in May 1999.

   In July 1999, we undertook a private placement of our Series B preferred stock, at a price of $8 per share ("July 1999 Offering"). The July 1999 Offering was made pursuant to the exemptions from registration provided by
Section 4(2) of the Act, and Rule 505 promulgated thereunder, and the applicable Blue Sky laws. We received proceeds of $10,153,473 and issued 1,388,073 shares of Series B preferred stock and 635,091 warrants thereunder. We also issued an option to purchase an additional 125,000 shares of Series B preferred at $8.00 per share and receive an additional 12,500 warrants, expiring March 31, 2000. The July 1999 Offering closed in December 1999.

   In March 2000, we undertook a private placement of our Series C preferred stock, at a price of $25 per share ("March 2000 Offering"). The March 2000 Offering was made pursuant to the exemptions from registration provided by
Section 4(2) of the Act, and Rule 505 promulgated thereunder, and the applicable Blue Sky laws. Through March 24, 2000, we received proceeds of $10,225,625 and issued 409,025 shares of Series C preferred stock and 40,903 warrants thereunder.

Item 16: Index To Exhibits and Financial Statement Schedules

 Exhibit No.                            Description
 -----------                            -----------
   2.1       Agreement and Plan of Merger between MindArrow Systems, Inc. (DE)
             and eCommercial.com, Inc. (NV)
   3.1       Certificate of Incorporation of the Registrant
   3.2       Bylaws of the Registrant
   4.1       Investor Rights Agreement
   4.2       Form of Registrant's Specimen Common Stock Certificate
   4.3       Form of Registrant's Series B Preferred Stock Certificate
   4.4*      Form of Common Stock Warrants
   4.5       Certificate of Designation--Series B Preferred
   4.6       Certificate of Designation-Series C
   5.1**     Opinion on Legality
  10.1*      Stock Purchase Agreement, dated as of April 16, 1999 between the
             Company and Shareholders of Zap International
  10.2*      Merger Agreement, dated as of April 19, 1999, between Wireless
             Netcom, Inc. and the shareholders of eCommercial.com, Inc.
  10.3*      Employment Agreement--Thomas Blakeley
  10.4*      Employment Agreement--Mark Grundy
  10.5*      Employment Agreement--Eric A. McAfee
  10.6*      Form of Change in Control Executive Retention Agreement
  10.7*      Registrant's 1999 Stock Option Plan
  10.8*      Agreement between Registrant and Eric McAfee regarding Voxel
  10.9*      Form of Indemnification Agreement between Registrant and each of its directors
  10.10*     Lease Agreement--Aliso Viejo, CA
  10.11      Sublease Agreement--Cupertino, CA
  10.12*     Strategic Relationship Agreement between Registrant and ONEX
             Ventures LLC
  10.13*     Strategic Relationship Agreement between Registrant and Lockheed
             Martin Corporation
  23.1       Consent of experts
  23.2**     Consent of Counsel (see Exhibit 5.1)
  24.1*      Power of Attorney (included on signature page)
  27.1*      Financial Data Schedule

-------

*Previously filed

**To be filed by amendment

Item 17: Undertakings

   We hereby undertake to:

  1. File, during any period in which we offer or sell securities, a post-effective amendment to this Registration Statement to:

    (a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

    (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

    (c) Include any additional or changed material information on the plan of distribution;

  2. For determining liability under the Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering;

  3. File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

  4. Provide certificates in such denominations and registered in such names to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   For the purpose of determining any liability under the Securities Act, the company will treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective.

   For the purpose of determining any liability under the Securities Act, we will treat such post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered therein, and treat the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on April 3, 2000.

                                          eCommercial.com, Inc.

                                                          *
                                          By___________________________________
                                                    Thomas J. Blakeley
                                                  Chief Executive Officer

   IN WITNESS WHEREOF, each of the undersigned has exercised this power of attorney as of the date indicated.

   In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

             Signature                           Title                    Date
             ---------                           -----                    ----

   *                                 Chairman of the Board Chief     April 3, 2000
____________________________________  Executive Officer President
   Thomas J. Blakeley                 (Principal
                                      Executive Officer)

   *                                 Chief Operating Officer         April 3, 2000
____________________________________  Executive Vice President
   Mark Grundy                        Director

   *                                 Executive Vice President        April 3, 2000
____________________________________  Secretary, Director
   Eric A. McAfee

   /s/ Michael R. Friedl             Chief Financial Officer         April 3, 2000
____________________________________  Treasurer (Principal
   Michael R. Friedl                  Finance and Accounting
                                      Officer)

   *                                 Director                        April 3, 2000
____________________________________
   John Troiano

*
-------------------------------

    Michael R. Friedl

    Power of Attorney

 Exhibit No.                             Description
 -----------                             -----------
    2.1      Agreement and Plan of Merger between MindArrow Systems, Inc. (DE)
             and eCommercial.com, Inc. (NV)
    3.1      Certificate of Incorporation of the Registrant
    3.2      Bylaws of the Registrant
    4.1      Investor Rights Agreement
    4.2      Form of Registrant's Specimen Common Stock Certificate
    4.3      Form of Registrant's Specimen Series B Preferred Stock Certificate
    4.4*     Form of Common Stock Warrants
    4.5      Certificate of Designation--Series B Preferred
    4.6      Certificate of Designation--Series C Preferred
    5.1**    Opinion on Legality
   10.1*     Stock Purchase Agreement, dated as of April 16, 1999 between the
             Company and Shareholders of Zap International
   10.2*     Merger Agreement, dated as of April 19, 1999, between Wireless
             Netcom, Inc. and the shareholders of eCommercial.com, Inc.
   10.3*     Employment Agreement--Thomas Blakeley
   10.4*     Employment Agreement--Mark Grundy
   10.5*     Employment Agreement--Eric A. McAfee
   10.6*     Form of Change in Control Executive Retention Agreement
   10.7*     Registrant's 1999 Stock Option Plan
   10.8*     Agreement between Registrant and Eric McAfee regarding Voxel
             Form of Indemnification Agreement between Registrant and each of
   10.9*     its directors
  10.10*     Lease Agreement--Aliso Viejo, CA
  10.11      Sublease Agreement--Cupertino, CA
             Strategic Relationship Agreement between Registrant and ONEX
  10.12*     Ventures LLC
             Strategic Relationship Agreement between Registrant and Lockheed
  10.13*     Martin Corporation
   23.1      Consent of experts
   23.2**    Consent of Counsel (see Exhibit 5.1)
   24.1*     Power of Attorney (included on signature page)
   27.1*     Financial Data Schedule

--------

*Previously filed

**To be filed by amendment